EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
by and among
POPULAR, INC.,
AP CARIB HOLDINGS, LTD.,
CARIB ACQUISITION, INC.
and
EVERTEC, INC.

Dated as of June 30, 2010

i

AGREEMENT AND PLAN OF MERGER, dated as of 11:59 P.M., June 30, 2010, among (i) Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Stockholder”), (ii) AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands with limited liability (“Parent”), (iii) Carib Acquisition, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Merger Sub”) and (iv) EVERTEC, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Company”). Other capitalized terms used in this Agreement are defined in Section 1.1 below.

W I T N E S S E T H:
WHEREAS, each of (i) the Company, (ii) Banco Popular de Puerto Rico, a bank chartered under the laws of the Commonwealth of Puerto Rico (“BPPR”), and (iii) Popular International Bank, Inc., a Puerto Rico-chartered international banking entity (“PIBI”) are wholly owned Subsidiaries of Stockholder;
WHEREAS, Stockholder, the Company, BPPR and PIBI entered into that certain Agreement and Plan of Reorganization, dated May 17, 2010 attached hereto as Exhibit 5 (the “Master Reorganization Agreement”) as amended by the First Amendment to the Agreement and Plan of Reorganization dated June 30, 2010 attached hereto as Exhibit 12 (the “MRA Amendment”), pursuant to which, among other things, PIBI (A) transferred (directly or indirectly) to the Company all right title and interest in and to the shares (the “Foreign Shares”) of capital stock held by it in (ATH Costa Rica, S.A., a sociedad anónima organized under the laws of Costa Rica and T.I.I. Smart Solutions Inc., a BVI business company incorporated under the laws of the British Virgin Islands and (B) will transfer (directly or indirectly) to the Company all right title and interest in and to the shares of capital stock held by it in (except to the extent any shares are purchased by third parties pursuant to rights of first refusal): (I) EVERTEC Latinoamérica, S.A., a sociedad anónima organized under the laws of Costa Rica (“Evertec/Latam”), (II) Consorcio de Tarjetas Domincanas, S.A., a sociedad anónima organized under the laws of the Dominican Republic (“Contado”) and (III) Servicios Financieros, S.A. de C.V., a sociedad anónima organized under the laws of El Salvador (“Serfinsa”) (the entities in clauses (A) and (B)(I), collectively and together with their respective Subsidiaries, the “Foreign Subsidiaries” and shares or the shares of capital stock in the entities in clauses ((B)(II)) and ((B)(III)), collectively, the “Foreign Equity Investments”);
WHEREAS, the Company and BPPR entered into that certain Merchant and TicketPop Business Transfer and Reorganization Agreement, dated June 30, 2010 attached hereto as Exhibit 6 (the “Business Transfer Agreement”), pursuant to which, among other things, (i) BPPR transferred to the Company the Transferred Assets (as defined in the Business Transfer Agreement), and the Company assumed the Assumed Liabilities (as defined in the Business Transfer Agreement); (ii) the Company and BPPR entered into (A) that certain ISO, Sponsorship (BIN/ICA) and Services Agreement attached hereto as Exhibit 7 (the “ISO Agreement”), (B) that certain TicketPop Service Agreement attached hereto as Exhibit 8 (the “TicketPop Service Agreement”), and (C) that certain Centro Europa Building Lease attached hereto as Exhibit 9 (the “Centro Europa Building Lease”), and the Company and BPPR entered into that certain BPPR IP Transfer Agreement, dated June 30, 2010, attached hereto as Exhibit 11 (the “BPPR IP Transfer Agreement”) pursuant to which BPPR transferred to the Company the BPPR Transferred IP (as defined in the BPPR IP Transfer Agreement);
WHEREAS, prior to the execution hereof, the transactions contemplated by the Master Reorganization Agreement as amended by the MRA Amendment and the Business Transfer Agreement, to be consummated at the Closing Date (as defined in the Master Reorganization Agreement) in accordance with their terms and therefore, as of the date hereof, the Company owns all the Foreign Shares (other than Evertec/Latam and the Foreign Equity Investments) and owns and operates the Merchant Acquiring Business and TicketPop Business formerly owned and operated by BPPR (with the execution of the other Internal Reorganization Documents (as hereinafter defined) collectively, including the transfer of Evertec/Latam and Foreign Equity Investments, subject to the terms and conditions set forth in the MRA Amendment, the “Internal Reorganization”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Company and Stockholder and the other relevant Affiliates of Stockholder entered into that certain IP Purchase and Sale Agreement in the form attached as Exhibit 1.1(a)(C) hereto (the “IP Purchase and Sale Agreement”) pursuant to which the Stockholder and certain of its Affiliates agreed to sell, assign, transfer and convey certain Intellectual Property to the Company effective immediately following the Effective Time;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Stockholder to enter into this Agreement, an Affiliate of Parent (the “Guarantor”) is entering into a limited guarantee in favor of Stockholder (the “Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of Parent in connection with this Agreement;
WHEREAS, the boards of directors of Stockholder, the Company, Parent and Merger Sub have each approved and declared advisable this Agreement and determined that it is in the best interests of their respective stockholders that Merger Sub, a wholly owned subsidiary of Parent, merge with and into the Company (the “Merger”) pursuant to and subject to the terms and conditions of this Agreement and the General Corporations Law of 2009 of the Commonwealth of Puerto Rico (the “CGCL”);
WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Stockholder, as sole stockholder of the Company, has agreed pursuant to the terms of this Agreement to deliver immediately following the execution of this Agreement an irrevocable written consent (the “Stockholder Written Consent”) approving and adopting the Merger and this Agreement (the “Stockholder Approval”); and

WHEREAS, the Stockholder Approval constitutes the approval of holders of a type and number of shares of capital stock of the Company sufficient to approve this Agreement and approve the Merger as required under Commonwealth Law, the Company’s Articles of Incorporation and Bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand (the “Required Stockholder Approval”).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below (including for purposes of the Recitals):
“2000 ATH Network Participation Agreement” means the Agreement, dated March 1, 2000, by and between GM Group, Inc. and Banco Popular de Puerto Rico, including all the schedules, exhibits, annexes, addenda and riders thereto.
“2004 Master Services Agreement” means the Master Services Agreement, dated March 31, 2004 between the Stockholder, the Company and certain Subsidiaries listed in Exhibit A thereto.
“Adjusted EBITDA” means an amount equal to the sum of (i) Consolidated EBITDA (as defined in Exhibit A to the Debt Commitment Letter as of the date hereof) calculated on a Pro Forma Basis (as defined in Exhibit A to the Debt Commitment Letter as of the date hereof) and (ii) without duplication, the adjustments set forth in Exhibit 13.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (it being understood and agreed that, for purposes of this Agreement, the Companies shall only be deemed to be Affiliates of Stockholder with respect to the period occurring on or prior to the Closing and with respect to the period occurring thereafter shall be deemed to be Affiliates of Parent).
“After-Tax Aggregate Proceeds” shall be the amount of the aggregate proceeds received by PIBI upon such sale of equity interests in Contado and Serfinsa minus the amount of any and all Taxes incurred by Stockholder, PIBI or any of their Affiliates on any gain realized on such sale and/or otherwise paid or payable incident to such sale (in each case net of any deductions or credits available to offset such Taxes).
“Agreement” means this Agreement and Plan of Merger, as amended or supplemented from time to time in accordance with its terms.
“Alternate Debt Financing” has the meaning set forth in Section 5.11(d).

“Amended ATH Network Participation Agreement” means an amended and restated ATH Network Participation Agreement between the Company and BPPR to be entered on or prior to Closing which agreement shall contain the same terms as set forth in the form ATH Network Participation Agreement attached hereto as Exhibit 1.1(a)(E) (the “Form Network Participation Agreement”), as modified by the following: (i) the riders to the 2000 ATH Network Participation Agreement attached as Exhibit 1.1(a)(G) shall be incorporated into the Amended ATH Network Participation Agreement, (ii) the pricing for the services provided under the Amended ATH Network Participation Agreement shall be consistent with the prices charged to other participants taking into account transaction volumes, (iii) Section 2.10 of the Form ATH Network Participation Agreement shall be revised to provide the Company with the option to match a bona fide third party offer to (x) provide any Development Project (as such term is defined in the Form Network Participation Agreement) and (y) contain such other terms customarily associated with the granting of a right of first refusal, (iv) provide that the services provided by the Company to BPPR as of the date of and pursuant to the Amended ATH Network Participation Agreement shall be provided exclusively by the Company to BPPR and that any change, modification or enhancement to such services that are requested or required by BPPR under Section 2.9 of the Form Network Participation Agreement shall be provided exclusively by the Company to BPPR, (v) the term of the New ATH Network Participation Agreement shall be co-terminus with the Amended and Restated Master Services Agreement, section 4.2(a) of the Form Network Participation Agreement shall be deleted and the termination provisions to be contained in the Amended ATH Network Participation Agreement shall generally be conformed to the Amended and Restated Master Services Agreement, except that the New ATH Network Participation Agreement shall not provide for any transition services.
“Amended EVERTEC Articles” has the meaning set forth in Section 5.17(b).
“Amended EVERTEC By-laws” has the meaning set forth in Section 5.17(b).
“Amended & Restated Centro Europa Building Lease” means an amended and restated lease with respect to the premises covered by the existing Centro Europa Building Lease containing such terms and conditions as the Parent and Stockholder mutually agree.
“Amended & Restated Cupey Center Lease” means an amended and restated lease with respect to the premises covered by the existing Cupey Center Lease containing such terms and conditions as the Parent and Stockholder mutually agree.
“Amended & Restated Holdco Articles” means Articles of Incorporation of Holdco as amended and restated prior to the Closing to reflect, as applicable, the terms set forth in the Stockholder Agreement & Corporate Governance Term Sheet and such other terms and conditions reasonably acceptable to the Parent and Stockholder.
“Amended & Restated Holdco By-Laws” means the By-laws of Holdco as amended and restated prior to the Closing to reflect, as applicable, the terms set forth in the Stockholder Agreement & Corporate Governance Term Sheet and such other terms and conditions reasonably acceptable to the Parent and Stockholder.
“Amended and Restated ISO Agreement” means an amended and restated ISO Agreement to be entered into by BPPR and the Company at or prior to Closing on such terms and conditions that the Parent and Stockholder mutually agree.
“Amended & Restated Master Services Agreement” means the Amended and Restated Master Services Agreement between Stockholder and the Company (including the New Service Addenda) substantially in the form attached hereto as Exhibit 1.1(a)(B) to be entered into at the Closing, and as may be amended, extended, supplemented or renewed following the Closing.
“Amended & Restated Services Agreement for Merchant and Electronic Payment Services to Government Entities” means an amended and restated Services Agreement for Merchant and Electronic Payment Services to Government Entities to be entered into between Stockholder and the Company and delivered at the Closing.
“Amended and Restated TicketPop Service Agreement” means an amended and restated TicketPop Service Agreement to be entered into by BPPR and the Company at or prior to Closing on such terms and conditions that the Parent and Stockholder mutually agree.
“Amended & Restated Tres Monjitas Sublease” means an amended and restated lease with respect to the premises covered by the existing Tres Monjitas Sublease containing such terms and conditions as the Parent and Stockholder mutually agree (and, together with the Amended & Restated Centro Europa Building Lease and the Amended & Restated Cupey Center Lease, the “Amended & Restated Leases”).
“Ancillary Agreements” means, collectively, the Stockholders Agreement, the Amended & Restated Holdco Articles, the Amended & Restated Holdco By-laws, the Amended & Restated Master Services Agreement, the IP Purchase and Sale Agreement, the Transition Services Agreement, Amended ATH Network Participation Agreement, ATH Network Support Agreement, Amended & Restated Tres Monjitas Sublease, the Amended & Restated Cupey Center Lease, the Amended & Restated Centro Europa Building Lease, Amended & Restated TicketPop Service Agreement, Amended & Restated Services Agreement for Merchant and Electronic Payment Services to Government Entities, New Service Addenda, Amended and Restated ISO Agreement, and the Technology Escrow Agreement.
“Antitrust Law” means the U.S. Antitrust Laws and any other applicable supranational, national, federal, state, Commonwealth, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Transactions.
“Applicable Accounting Principles” has the meaning set forth in Section 2.4(a).
“Applicable Employees” means (i) the employees set forth on Schedule 1.1(c) to the Stockholder Disclosure Schedule who are (A) employees of Stockholder or its Affiliates (other than the Companies) who are being or have been transferred in connection with the transactions contemplated by the Business Transfer Agreement and the Master Reorganization Agreement; (B) employees on leave of absence or on disability (long term or short term), provided such employee returns to active employment within six months of the Closing Date or within a time period of the applicable reserve of employment established by any of the Commonwealth social protection statutes, including the Compensation System for Work Related Accidents Act (workmen’s compensation) and the Temporary Disability Benefit Act (non- occupational disability benefits) and/or the applicable Laws of the Foreign Jurisdictions; and (C) employees of Virgin Island Services and Merchant Business, located in the United States and British Virgin Islands who each receive and affirmatively accept an Employment Offer in the event such employee does not become a Transferred Employee pursuant to Section 5.5(a) as of the Closing Date and (ii) the employees of the Companies.
“Assumed Liabilities” has the meaning set forth in the Business Transfer Agreement.
“ATH Network” has the meaning set forth in the Business Transfer Agreement.
“ATH Network Support Agreement” has the meaning set forth in Section 5.17(i).
“Audited Carve-out Financials” has the meaning set forth in Section 3.6(a).
“Audited Financial Statements” has the meaning set forth in Section 3.6(a).
“Base Working Capital Value” means $45,600,000.
“Baseline Usage” has the meaning set forth in Section 5.25(d).
“Benefit Plans” means each “employee benefit plan” (including as defined in Section 3(3) of ERISA) and each other material profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, including individual employment, severance, change of control or similar Contracts, maintained, sponsored or contributed to (or for which a contribution obligation exists) by Stockholder or its Affiliates (including affiliates within the meaning of ERISA Sections 210(c) and (d)) and that provides compensation or benefits to or for the benefit of any Applicable Employee (including such Applicable Employee’s dependents, spouse or beneficiaries).
“BPPR” has the meaning set forth in the Recitals.
“BPPR IP Transfer Agreement” has the meaning set forth in the Recitals.
“BSA” has the meaning set forth in Section 3.9(b).

“Business” means the business and operations of the Companies (after giving effect to the transactions contemplated by the Internal Reorganization Documents). For the avoidance of doubt the Business shall include the following business segments of Stockholder and its Affiliates:
(i)the business of developing, marketing, selling, leasing and providing “transaction processing” products and services, including the business of providing financial institutions with access to the ATH Network, card processing, item processing, cash processing, payment processing and electronic benefit transfer processing and program management as currently conducted by the Companies;
(ii)the business of developing, marketing, selling, leasing and providing “business solutions” products and services, including core bank processing, network solutions, professional services, business process outsourcing and fulfillment, as currently conducted by the Companies;
(iii)the Merchant Acquiring Business and the TicketPop Business.
“Business Assets” means all of the assets, rights, properties, claims, Contracts (including the Company Contracts) and goodwill owned or transferred to the Companies (after giving effect to the Internal Reorganization Documents), and any such assets used primarily or held for use primarily, by Stockholder or any of its Affiliates in the Business; it being understood, for the avoidance of doubt, that Business Assets shall not include any rights of Stockholder or its Subsidiaries (other than the Companies) under any Ancillary Agreements or any Internal Reorganization Agreements.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or San Juan, Puerto Rico are authorized or obligated by Law or executive order to close.
“Business Transfer Agreement” has the meaning set forth in the Recitals.
“Cap” has the meaning set forth in Section 7.2(b).
“Card” has the meaning set forth in the Business Transfer Agreement.
“Card Associations” means (i) the Bank Card Association (as defined in the Business Transfer Agreement) and (ii) any other card company, debit card network (including the ATH Network) or links, or similar entity with which the Business has a contract for processing and/or facilitating switching settlement of transaction media generated by holders of Cards or similar instruments issued by licensees of such groups.
“Card Transactions” means Transactions as defined in the Business Transfer Agreement.
“Cash Depot Agreement” means the Cash Depot Agreement, dated December 31, 2009, by and among BPPR, the PR Bankers Association and the FRBNY.
“Centro Europa Building Lease” has the meaning set forth in the Recitals.
“Certificate of Merger” has the meaning set forth in Section 2.1(c).
“CGCL” has the meaning set forth in the Recitals.
“Chargebacks” has the meaning set forth in the Business Transfer Agreement.
“Chosen Courts” has the meaning set forth in Section 9.11.
“Claim Notice” has the meaning set forth in Section 7.5(a).
“Closing” has the meaning set forth in Section 2.1(b).
“Closing Date” means the date on which the Closing occurs.
“Closing Documents” means the documents identified in Sections 2.6 or 2.7 hereof to be delivered at or prior to Closing.
“Closing Payment” shall mean an amount equal to (i) $639,750,000 minus (ii) the sum of (A) the product of the Equity Ratio multiplied by the Overfund Amount, and (B) if applicable, an amount equal to 25.5% of the After-Tax Aggregate Proceeds received from the sale by PIBI (or any Affiliate thereof) of any portion of its equity interests in Contado and Serfinsa in conjunction with a right of first refusal or otherwise minus (iii) the gross proceeds received by the Company or any of its Subsidiaries in connection with an EV Sale and/or an EV Transfer (whether from a third party, Stockholder or otherwise), including any payment made by Stockholder pursuant to Section 5.26, in each case, prior to the Closing.

“Closing Statement” has the meaning set forth in Section 2.5(a).
“Closing Working Capital” means the difference between (i) the current assets of the Companies, minus (ii) the current liabilities of the Companies (for the avoidance of doubt, which do not include any of the items of current assets or current liabilities excluded therefrom in accordance with the Applicable Accounting Principles), in each case, as of the close of business on the Closing Date and calculated in accordance with the Applicable Accounting Principles.
“COBRA Coverage” means the health continuation coverage required by Part 6 of Title I of ERISA and the relevant provisions of the American Recovery and Reinvestment Act of 2009, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collocation Services Addendum” means the Collocation Services Addendum referenced in Section 2.13(b) of the Master Services Agreement.
“Commonwealth” means the Commonwealth of Puerto Rico.
“Communications Act” means the Communications Act of 1934, as amended, and the regulations promulgated thereunder.
“Companies” means the Company and its Subsidiaries, including the Foreign Subsidiaries, and Contado.
“Company” has the meanings set forth in the Preamble.
“Company 1165(e) Plan” has the meaning set forth in Section 5.5(e).
“Company Articles” means the Amended and Restated Certificate of Incorporation of the Company, dated May 26, 2005.
“Company Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) owned by the Companies.
“Company By-laws” means the By-laws of the Company, effective November 30, 2004.
“Company Contracts” means all Contracts to which any of the Companies is a party (after giving effect to the transactions contemplated by the Internal Reorganization Documents).
“Company IP Agreements” means all: (i) licenses of Intellectual Property from any third party to any of the Companies (other than commercially available “shrink wrap,” “click through,” “browse wrap,” or other off-the-shelf software license agreements), (ii) licenses of Intellectual Property from any of the Companies to any third party (other than non-exclusive licenses granted to customers in the Ordinary Course), (iii) Transferred Stockholder IP Agreements; and (iv) any other Contracts between any Company and any third party the primary purpose of which is the use of any Intellectual Property.
“Company Liabilities” means all of the Liabilities of the Companies.
“Company Owned Intellectual Property” means all Intellectual Property owned by any of the Companies, including Company Owned Software and Transferred Intellectual Property.
“Company Owned Software” means all Software owned by any of the Companies.
“Company Plans” has the meaning set forth in Section 5.5(c).
“Concession” has the meaning set forth in Section 5.25(c).
“Confidentiality Agreements” means the confidentiality agreements between Stockholder and Apollo Management VII, L.P., dated March 25, 2010 and June 24, 2010.
“Contracts” means all agreements, contracts, subcontracts, leases and subleases, purchase orders, membership agreements, participation agreements, indentures, notes, bonds, instruments, guarantees, mortgages, covenants, undertakings, commitments and licenses, whether written or oral (other than this Agreement and the Ancillary Agreements).
“Contado” has the meaning set forth in the Recitals.

“Control,” and the correlative terms “Controlling” and “Controlled,” means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“CPA Firm” means an internationally recognized “Big Four” firm of independent certified public accountants designated jointly by Stockholder and Parent.
“Credit Facility” has the meaning set forth in Section 4.8(a).
“Credit Loss” has the meaning set forth in the Business Transfer Agreement.
“Cupey Center Lease” means the Master Lease Agreement between the Company and BPPR dated April 1, 2004, as amended on January 1, 2006 and April 23, 2010.
“Customer” means a Person who is a customer of the Companies (after giving effect to the transactions contemplated by the Internal Reorganization Documents) or the Business.
“Dataroom” means the electronic data room established for “Project Sobek” at http://datasite.merrillcorp.com, as populated at 12:01 a.m. New York time on the full Business Day immediately preceding the date hereof and such other documents that Parent expressly consents in writing to be included therein following such time.
“Debt Commitment Letter” has the meaning set forth in Section 4.8(a).
“Debt Financing” has the meaning set forth in Section 4.8(a).
“Deductible” has the meaning set forth in Section 7.2(b).
“Direct Claim” has the meaning set forth in Section 7.6.
“Disaster Recovery Services Addendum” means the Disaster Recovery Services Addendum referenced in
Section 2.12 of the Master Services Agreement, which will include, at a minimum, the items set forth in Section 2.15(b) of the Master Services Agreement and, as appropriate, the items set forth in Section 2.15(c) and (f) of the Master Services Agreement.
“Disclosing Party” has the meaning set forth in Section 5.9.
“Economic Sanctions Laws” has the meaning set forth in Section 3.9(e)(ii).
“Effective Hire Date” has the meaning set forth in Section 5.5(a).
“Effective Time” has the meaning set forth in Section 2.1(c).
“Employment Offer” has the meaning set forth in Section 5.5(a).
“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, lease, license, right of first refusal, proxy, voting trust, transfer restriction or other similar restriction.
“Environmental Claim” has the meaning set forth in Section 3.19(b).
“Environmental Laws” has the meaning set forth in Section 3.19(a).
“Equity Commitment Letter” has the meaning set forth in Section 4.8(a).
“Equivalent IP Arrangement” has the meaning set forth in Section 5.25(d).
“Equity Financing” has the meaning set forth in Section 4.8(a).
“Equity Ratio” shall mean a quotient obtained by dividing 49 by 51.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Closing Working Capital” means the difference, as set forth on the Estimated Closing Statement, between (i) the estimated current assets of the Companies, minus (ii) the estimated current liabilities of the Companies (for the avoidance of doubt, which do not include any of the items of current assets or current liabilities excluded therefrom in accordance with the Applicable Accounting Principles), in each case, as of the close of business on the Closing Date and calculated in accordance with the Applicable Accounting Principles.
“Estimated Closing Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(b).
“EV” has the meaning as set forth in Section 5.26(a).
“Evertec/Latam” has the meaning set forth in the Recitals.
“EVERTEC Reserve Cash” means, as of the date of determination, an amount equal to the sum of the amount of (i) the “ATH marketing fund”, plus (ii) the “ATH settlement reserve”, plus (iii) the “Sundry losses reserve”, plus (iv) the “Cofre de Oro settlement reserve”, plus (v) any cash or cash equivalent (a) which is subject to capital maintenance, capital surplus rules or similar statutory restrictions which require the holding of specific assets on separate accounts and the like; (b) which is required to be held as collateral or in escrow as a result of regulatory, contractual or other requirements; (c)located in any country outside the United States which are subject to exchange control, taxation or other statutory provisions which do not permit a free transfer to the United States; or (d) which is classified as restricted cash in accordance with GAAP, as each such term in clauses (i) through (iv) is used in books and records underlying the Historical Financial Statements.
“EV Proportional Value” has the meaning as set forth in Section 5.26(b).
“EV Sale” has the meaning as set forth in Section 5.26(a).
“EV Transfer” has the meaning as set forth in Section 5.26(a).
“Excluded Liabilities” has the meaning set forth in the Business Transfer Agreement.
“Extended Survival Representations” has the meaning set forth in Section 7.1.
“Fee Letter” has the meaning set forth in Section 4.8(b).
“Financing” has the meaning set forth in Section 4.8(a).
“Financing Letters” has the meaning set forth in Section 4.8(a).
“First Amendment to the Subcontracting Agreement” means the First Amendment to the Subcontracting Agreement substantially in the form attached as Exhibit 10 hereto entered into by BPPR and the Company on June 2, 2010.
“Foreign Equity Investments” has the meaning set forth in the Recitals.
“Foreign Jurisdictions” means Puerto Rico, the Dominican Republic, Costa Rica, Mexico, Panama, El Salvador, Guatemala, Venezuela, Honduras, the British Virgin Islands and the U.S. Virgin Islands.
“Foreign Subsidiaries” has the meaning set forth in the Recitals.
“Foreign Shares” has the meaning set forth in the Recitals.
“FRBNY” means the Federal Reserve Bank of New York.
“Fundamental Representations” has the meaning set forth in Section 7.1.
“GAAP” means United States generally accepted accounting principles.
“GLBA” has the meaning set forth in Section 3.22(a).
“GM Group Obligations” has the meaning set forth in Section 5.21.
“GM Stockholders” has the meaning set forth in Section 5.21.
“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any Antitrust Law.
“Government Entity” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi- governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction, including any Government Antitrust Entity.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals issued by or obtained from a Government Entity or Self-Regulatory Organization that are held by any of the Companies or otherwise required for the operation of the Business, including without limitation, those required to be obtained by Law.
“Guarantee” has the meaning set forth in the Recitals.
“Guarantor” has the meaning set forth in the Recitals.
“HIPAA” has the meaning set forth in Section 3.22(a).
“Historical Financial Statements” has the meaning set forth in Section 3.6(a).
“Holdco” means Carib Holdings, Inc., a corporation organized under the laws of the Commonwealth or, in the event that Carib Holdings, Inc. has conducted any operations or incurred any Liabilities other than those incurred in connection with any Ancillary Agreement, the Transactions or the Debt Financing, such other entity to be formed by Stockholder and Parent for the purposes of effecting the Closing.
“Holdco Non-Voting Common Stock” has the meaning set forth in Section 2.8.
“Holdco Voting Common Stock” has the meaning set forth in Section 2.8.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any of the regulations promulgated thereunder.
“Increased License Cost” has the meaning set forth in Section 5.25(f).
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services outside the Ordinary Course, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (d) all indebtedness created by or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person outside the Ordinary Course (even though the rights and remedies of Stockholder or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under bankers’ acceptance, letter of credit or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) obligations of such Person upon which interest charges are customarily paid, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, or (II) otherwise to guarantee a creditor against loss, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
“Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Indemnitees” has the meaning set forth in Section 5.12(b).
“Indemnity Amount” has the meaning set forth in Section 7.9.
“Intellectual Property” means all of the following worldwide: (i) trademarks, service marks, Internet domain names, trade dress, trade, corporate or business names and other similar identifiers of source, all applications and registrations for the foregoing, including all renewals and extensions of same, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (ii) patents and the issuances, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, provisionals, renewal applications, and renewals, extensions, reexaminations and reissues, (iii) trade secrets (including those contained in designs, specifications, know- how, customer/vendor lists, sales records/databases, technical information, marketing information, proprietary software and applications) (collectively, “Trade Secrets”), (iv) copyrights in works of authorship (including those contained in Software and other compilations of information), registrations and applications therefor, and renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property rights of any nature, including the right to recover for damages and profits for past and future infringement of any part of the foregoing.
“Internal Reorganization” has the meaning set forth in the Recitals.
“Internal Reorganization Documents” means the Master Reorganization Agreement as amended by the MRA Amendment, the Business Transfer Agreement, the Operative Documents (as defined in the Business Transfer Agreement), the BPPR IP Transfer Agreement, the TicketPop Service Agreement, the Centro Europa Building Lease and the ISO Agreement and any other ancillary agreements, schedules or exhibits contemplated thereby.
“International Trade Laws” has the meaning set forth in Section 3.9(e)(iii).
“IP Agreements” means, collectively, Company IP Agreements and Stockholder IP Agreements.
“IP MAE” has the meaning set forth in Section 5.25(c).
“IP Purchase and Sale Agreement” has the meaning set forth in the Recitals.
“ISO Agreement” has the meaning set forth in the Recitals.
“Law” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar law, statute, ordinance, rule, regulation, code, Order, writ, judgment, injunction, directive, guideline or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).
“Legal Proceeding” means any judicial, administrative or arbitral actions (whether civil, criminal, commercial, labor, administrative or otherwise), suits, demands, mediations, arbitrations, hearings, investigations, inquiries, investigations, proceedings, actions, or claims (including counterclaims) by or before a Government Entity or Self- Regulatory Organization.
“Liabilities” means any and all debts, guarantees, claims, damages, costs, expenses, the obligation to make a payment based on future earnings in connection with an acquisition, fines, penalties, liabilities, commitments and obligations of any kind, whether direct or indirect, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in, reserved against or otherwise disclosed on financial statements or disclosed in the notes thereto.
“Licensed Intellectual Property” means Intellectual Property licensed to the Stockholder (or any of its Affiliates) or any Company pursuant to the Company IP Agreements or the Stockholder IP Agreements, as the case may be.
“Losses” has the meaning set forth in Section 7.2(a).
“Management Long-Term Compensation Plan” means the Management Long-Term Compensation Plan to be adopted by the Company or Holdco at or after the Closing.
“Master Reorganization Agreement” has the meaning set forth in the Recitals.
“Master Services Agreement” means the Master Services Agreement between Stockholder and the Company dated as of April 1, 2010.
“Material Adverse Effect” means any fact, event, change, effect, development, condition or occurrence that has or would reasonably be expected to have a materially adverse effect on or with respect to the business, assets, liabilities, financial condition or results of operations of the Companies or the Business, taken as a whole; provided that none of the following (or the effects or results thereof) in and of itself, shall constitute, or shall be considered in determining whether there shall have occurred, a Material Adverse Effect: (i) any change in Law or accounting standards or interpretations thereof applicable to the Companies; (ii) general changes in economic, business or political conditions; (iii) general changes in the securities, credit or financial markets or in the banking industry; (iv) general changes in the transaction processing, technology based business solutions, merchant acquiring and payment network services industries; (v) the taking of any action required by this Agreement; (vi) any acts of god, natural disasters or acts of war, terrorism, insurrection or civil disobedience; and (vii) any adverse effect to the business, assets, financial condition or results of operations of the Companies, taken as a whole, as a result of the fact that Parent and its Affiliates will be acquiring control of Holdco and the Companies; provided, further, that with respect to clauses (i) through (iv) and (vi), such change (or effects or results thereof) shall not be excluded in the determination of whether there shall have occurred a Material Adverse Effect if such change (or effects or results thereof) materially and disproportionately adversely affects the business, assets, Liabilities, condition (financial condition) or results of operations of the Companies or the Business, taken as a whole, compared to the businesses or entities operating in the same industry in which the Companies or the Business operate.
“Material Contract” has the meaning set forth in Section 3.12(a).
“Merchant” has the meaning set forth in the Business Transfer Agreement.
“Merchant Acquiring Business” means the business of enabling Merchants to accept and process payment of goods and services from their customers by means of Cards or other transaction media, including the signing up and underwriting of Merchants for accepting such means of payment, providing POS card-based transaction processing services and electronic payment and settlement services (including PIN and signature debit transaction authorization, settlement and exception processing, gift, private label, stored value and prepaid card processing and certain payments- related reselling services), the sale of products and services related thereto, including terminal deployment services and other value added services (including Card-acquiring debit portfolio management services related to the foregoing, and certain data processing services).
“Merchant Agreement” has the meaning set forth in the Business Transfer Agreement.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means the Closing Payment plus the Estimated Closing Working Capital Adjustment Amount plus the Working Capital True-Up Amount.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of Merger Sub.
“MRA Amendment” has the meaning set forth in the Recitals.
“Network Rules” has the meaning set forth in Section 3.22(a).
“New Debt Commitment Letter” has the meaning set forth in Section 5.11(d).
“New Service Addenda” has the meaning set forth in Section 5.19.
“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are held by any of the Companies or otherwise required for the operation of the Business.
“Notice Period” has the meaning set forth in Section 7.5(a).
“OFAC” has the meaning set forth in Section 3.9(e)(i).
“Open Source Software” has the meaning set forth in Section 3.10(h).
“Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.
“Ordinary Course” means the ordinary and usual conduct of normal day-to-day operations of the Business and/or use of the Business Assets consistent with, and in accordance with, Stockholder’s or the Companies’, as applicable, historical customs, practices and procedures and not requiring authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).
“Original Financing Failure” has the meaning set forth in Section 5.11(d).
“Overfund Amount” shall mean, as of immediately prior to the Closing and giving effect to the contribution of the proceeds from the Equity Commitment to Merger Sub and receipt by Merger Sub of the proceeds of the Debt Financing (without regard to whether such Debt Financing is consummated immediately prior to or immediately following the Closing), the excess of Merger Sub’s cash over the sum of (i) the principal amount of all Indebtedness of Merger Sub (which for the avoidance of doubt will exclude any Parent Transaction Expenses) and (ii) $165,750,000; provided that, in no event shall the Overfund Amount be more than $40 million, without the written consent of Stockholder.
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Schedule” means the Parent Disclosure Schedule attached as Exhibit 4 hereto.
“Parent Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Parent Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be listed on Schedule 4.3 of the Parent Disclosure Schedule.
“Parent Restricted Business” means the Companies’ business of developing, marketing, selling, leasing and providing “transaction processing” products and services in the Commonwealth and the Dominican Republic as currently conducted, including the business of providing financial institutions with access to the ATH Network, card processing, item processing, cash processing, payment processing and electronic benefit transfer processing and program management and the businesses in which the Merchant Acquiring Business is engaged in, in each case, as currently conducted by the Companies, in the Commonwealth of Puerto Rico and the Dominican Republic and, in each case, if the Companies continue to conduct any such business.
“Parent Termination Fee” has the meaning set forth in Section 8.2(b).
“Parent Transaction Expenses” means the out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party) incurred by Parent or any of its Affiliates or on their behalf in connection with or related to the authorization, preparation, due diligence, exploration, negotiation, execution and performance of this Agreement, the Ancillary Agreements, the Closing Documents, the documents related to Debt Financing, the Internal Reorganization, and all other matters related to the Internal Reorganization, the Transactions and the Debt Financing.
“Party” means any of Parent, Merger Sub, Stockholder and the Company, and “Parties” means, collectively, Parent, Merger Sub, Stockholder and the Company.
“Patriot Act” has the meaning set forth in Section 3.9(b).
“PCI-DSS” has the meaning set forth in Section 3.22(a).
“Permitted Encumbrances” means (i) Encumbrances reflected in, reserved against or otherwise disclosed on the Historical Financial Statements, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on the Business, (iii) liens for current Taxes, assessments and other governmental charges that are (a) not yet due and payable, (b) due but not delinquent or (c) being contested in good faith by appropriate Legal Proceedings, and that in each case have been reflected in, reserved against or otherwise disclosed on the balance sheets or statements of condition contained in the Historical Financial Statements or relate to a period after such Historical Financial Statements; in each case, in an amount that would not be material, (iv) Encumbrances incurred in the Ordinary Course since the date of the Historical Financial Statements and that are not material in amount or effect on the Business, (v) gaps in the chain of title evident from the records of the relevant Government Entity maintaining such registration, (vi) the matters set forth on Schedule 1.1(b) of the Stockholder Disclosure Schedule and (vii) Encumbrances that would not materially impair the conduct of the Business or the use or value of the relevant Business Assets.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.
“PIBI” has the meaning set forth in the Recitals.
“Policy” has the meaning set forth in Section 3.10(h).
“PR Bankers Association” means the Puerto Rico Bankers Association.
“PR Code” means the Puerto Rico Internal Revenue Code of 1994, as amended.

“Pre-Closing Claim” has the meaning set forth in Section 5.14.
“Pre-Closing Dividend” has the meaning set forth in Section 5.16.
“Prohibited Alternate Debt Terms” has the meaning set forth in Section 5.11(d).
“Receiving Party” has the meaning set forth in Section 5.9.
“Related Party” has the meaning set forth in Section 3.26(b).
“Related Party Agreements” has the meaning set forth in Section 3.12(a)(ix).
“Related Persons” has the meaning set forth in Section 3.12(a)(ix).
“Released Related Party” has the meaning set forth in Section 8.2(b).
“Relevant Concession” has the meaning set forth in Section 5.25(d).
“Relevant IP Agreements” has the meaning set forth in Section 5.25(f).
“Relevant Period” has the meaning set forth in Section 5.25(f).
“Relevant Unassigned License” has the meaning set forth in Section 5.25(d).
“Representatives” has the meaning set forth in Section 5.12(a).
“Required Information” has the meaning set forth in Section 5.12(a)(iii).
“Required Stockholder Approval” has the meaning set forth in the Recitals.
“Restricted Party” has the meaning set forth in Section 3.9(e)(i).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act of 1933” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.
“Serfinsa” has the meaning set forth in the Recitals.
“Services Agreement for Merchant and Electronic Payment Services to Government Entities” means the service addendum, dated June 30, 2010, among Stockholder and Company relating to the provision of certain merchant and electronic payment services by BPPR to those Government Entities listed in Exhibit A to such service addendum.
“Shares” means the issued and outstanding shares of common stock, par value $1.00 per share of the Company.
“Software” means computer software, programs, and applications of any kind and in any medium, including, source code, object code, firmware, and middleware, and all versions, updates, enhancements and modifications thereof.
“Source Code Disclosure” has the meaning set forth in Section 3.10(h).
“Stockholder” has the meaning set forth in the Preamble.
“Stockholder 1165(e) Plan” has the meaning set forth in Section 5.5(e).
“Stockholder Agreement” means the Stockholder Agreement among the Stockholder and the Parent to be entered into at Closing reflecting and consistent with the Stockholder Agreement and Corporate Governance Term Sheet attached hereto as Exhibit 1.1(a)(A) and such other terms and conditions as the Parent and Stockholder mutually agree.
“Stockholder Approval” has the meaning set forth in the Recitals.
“Stockholder Contract” means any third-party Contract to which Stockholder or any of its Affiliates (other than the Companies) is party that primarily relates to, is primarily used in, or is primarily held for use in the Business (other than the Merchant Acquiring Business or the TicketPop Business).

“Stockholder Disclosure Schedule” means the Stockholder Disclosure Schedule attached as Exhibit 3 hereto.
“Stockholder Indemnified Parties” has the meaning set forth in Section 7.3(a).
“Stockholder IP Agreements” means all (i) licenses of Intellectual Property from any third party to Stockholder or any of its Affiliates (other than the Companies) (other than commercially available “shrink wrap,” “click through,” “browse wrap,” or other off-the-shelf software license agreements), (ii) licenses of Company Owned Intellectual Property and Transferred Intellectual Property from Stockholder or any if its Affiliates to any third party (other than non-exclusive licenses granted to customers in the Ordinary Course), and (iii) any other Contracts between the Stockholder or any of its Affiliates (other than the Companies) and any third party the primary purpose of which is the use of Intellectual Property, in each case to the extent primarily used or held for use in connection with the Business.
“Stockholder Licensed Intellectual Property” means any Intellectual Property licensed by Stockholder or one of its Affiliates to any of the Companies pursuant to any of the Ancillary Agreements.
“Stockholder Parties” means BPPR, PIBI and any other Affiliate of Stockholder (other than the Companies) that is a party to any Ancillary Agreement, Closing Document or Internal Reorganization Document.
“Stockholder Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be listed on Schedule 3.3(a) of the Stockholder Disclosure Schedule.
“Stockholder Services” means those rights, assets and services to be provided by Stockholder or any of its Affiliates to the Companies from and after the Closing pursuant to this Agreement, the First Amendment to the Subcontracting Agreement, any Internal Reorganization Document or any Ancillary Agreement.
“Stockholder Written Consent” has the meaning set forth in the Recitals.
“Stockholder’s Knowledge” or any similar phrase means the actual knowledge of any of the persons set forth on Schedule 1.1(a) of the Stockholder Disclosure Schedule, after reasonable inquiry under the circumstances.
“Stockholder’s Objection” has the meaning set forth in Section 2.5(b).
“Stockholder Transaction Expenses” means the out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party) incurred by Stockholder and its Affiliates solely in connection with or related to the authorization, preparation, due diligence, exploration, negotiation, execution and performance of the Debt Financing.
“Subsidiary” means, as to any Person, any other Person Controlled by such Person, whether directly or indirectly through one or more intermediaries.
“Surviving Corporation” has the meaning set forth in Section 2.1(a).
“Tax Returns” means any report, return, declaration, estimate, claim for refund or information return or statement relating to, or required to be filed with respect to Taxes, including any schedule, election, form, attachment or amendment.
“Taxes” means any federal, state, Commonwealth, local, municipal, territorial, provincial or foreign or similar taxes of any kind whatsoever, including income, net income, gross receipts, windfall profits, value added, severance, real property, personal property, production, single business, unincorporated business, sales, use, stamp, duty, license, excise, franchise, payroll, employment, unemployment, occupation, premium, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), disability, workers compensation, ad valorem, replacement, transfer, registration, alternative or add-on minimum, estimated taxes, fees, charges or any obligations similar to the foregoing including any liability therefor as a successor or transferee (including under Section 6901 of the Code or similar provision of applicable Law), as a result of any Tax sharing indemnification or similar agreement, or otherwise together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed and whether imposed by Law, contract or otherwise. With respect to Mexico, “Taxes” also means any and all social security contributions (aportaciones de seguridad social), duties (derechos), contributions (contribuciones), and tariffs (aranceles) and other charges deemed as such under Law imposed by any Government Entity, including with respect to income (impuesto sobre la renta), assets (impuesto al activo), flat taxes (impuesto empresarial a tasa única), real property (including impuesto predial and contribuciones de mejoras), withholding taxes (retenciones), social security quotas (contribuciones al Instituto Mexicano del Seguro Social), contributions and quotas to the National Pension Fund System (contribuciones al Sistema de Ahorro para el Retiro), contributions and quotas to the National Workers’ Housing Fund Institute Quotas (contribuciones al Infonavit) and value added tax (Impuesto al Valor Agregado), including in each case any charges, interest, surcharges, additions or penalties imposed by any Government Entity in connection therewith.
“Technology Escrow Agent” means a recognized third-party technology escrow agent such as Iron Mountain selected by Stockholder with the consent of Parent (not to be unreasonably withheld or delayed).
“Technology Escrow Agreement” means the Technology Escrow Agreement among the Stockholder, Parent and the Technology Escrow Agent to be entered into at Closing reflecting and consistent with the Technology Escrow Agreement Term Sheet attached hereto as Exhibit 1.1(a)(F) and such other terms and conditions as the Parent and Stockholder mutually agree.
“Termination Date” has the meaning set forth in Section 8.1(b).
“Third-Party Claim” has the meaning set forth in Section 7.5(a).
“Third Party Referral Contract” means any referral Contract between the Companies and/or BPPR or their respective Affiliates and a Third-Party Referral Provider related to the Merchant Acquiring Business conducted by the Company or by Stockholder or its Affiliates prior to the consummation of the Internal Reorganization.
“Third Party Referral Provider” means any indirect sales channel (including banks, Affiliate banks, professional associations, value added resellers, and other referral sources), that sells, refers, or promotes the services of the Merchant Acquiring Business conducted by the Company or by Stockholder or its Affiliates prior to the consummation of the Internal Reorganization to merchants pursuant to a Third Party Referral Contract.
“TicketPop Business” has the meaning set forth in the Business Transfer Agreement.
“TicketPop Service Agreement” has the meaning set forth in the Recitals.
“Top Local Merchant” has the meaning set forth in Section 3.20(a)(iii)(A).
“Top Referral Providers” has the meaning set forth in Section 3.20(a)(v).
“Top U.S. Retail Merchants” has the meaning set forth in Section 3.20(a)(iii)(A).
“Transactions” means all of the transactions contemplated by this Agreement, the Ancillary Agreements and any of the Closing Documents.
“Transfer Consents” has the meaning set forth in Section 5.25(c).
“Transfer Taxes” has the meaning set forth in Section 5.4(c).
“Transferred Agreements” has the meaning set forth in the Business Transfer Agreement.
“Transferred Assets” has the meaning set forth in the Business Transfer Agreement.
“Transferred Employee” has the meaning set forth in Section 5.5(a).
“Transferred Intellectual Property” means the Intellectual Property owned by Stockholder or any of its Affiliates, including the Transferred Software, that is assigned, transferred, sold, and/or conveyed to any of the Companies by the Stockholder or any of its Affiliates pursuant to the IP Purchase and Sale Agreement.
“Transferred Software” means the Software owned by Stockholder or any of its Affiliates that is assigned to any of the Companies pursuant to the IP Purchase and Sale Agreement.
“Transferred Stockholder Contracts” has the meaning set forth in Section 5.27(a).
“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit 1.1(a)(D).
“Transferred Stockholder IP Agreements” has the meaning set forth in Section 5.25(a).
“Tres Monjitas Sublease” means the sublease for the Tres Monjitas facility as in effect as of the date hereof.
“Unaudited Carve-out Financial Information” has the meaning set forth in Section 3.6(a).

“U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and Commonwealth statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“U.S. Export Control Laws” has the meaning set forth in Section 3.9(e)(v).
“U.S. Foreign Corrupt Practices Act” has the meaning set forth in Section 3.9(e)(iv).
“Valuation Dispute Notice” has the meaning set forth in Section 5.4(f).
“Valuation Report” has the meaning set forth in Section 5.4(f).
“WARN” has the meaning set forth in Section 3.11(d).
“Work-around” has the meaning set forth in Section 5.27(c).
“Working Capital True-Up Amount” has the meaning set forth in Section 2.5(e).
Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
Section 1.3 Other Definitional and Interpretational Provisions.
(a) Unless the express context otherwise requires:
(i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(ii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa (other than, for the avoidance of doubt, with respect to the terms “Company” and “Companies”);
(iii) the terms “Dollars” and “$” mean United States Dollars;
(iv) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;
(v) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” and
(vi) references herein to any gender includes each other gender.
(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

MERGER
Section 2.1 The Merger
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with Commonwealth Law, including the CGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
(b) Upon the terms and subject to the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Stockholder at 10:00 a.m. (San Juan, Puerto Rico time) on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (in each case, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions); or (ii) at such other date, time and/or place as agreed to in writing by the parties hereto.

(c) As promptly as practicable following the Closing, Parties hereto shall cause the Merger to be consummated by causing the Company and Merger Sub to file a certificate of merger with the Secretary of State in such form as is required by, and executed in accordance with the relevant provisions of the CGCL (the “Certificate of Merger”) and make all other filings or recordings required by Commonwealth Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the Commonwealth of Puerto Rico (or at such later time as may be specified in the Certificate of Merger).
(d) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, franchises and property, and be subject to all of the debts, obligations, liabilities, duties and restrictions of, the Company and Merger Sub, all as provided under Commonwealth Law.
(e) At the Effective Time, (a) the Amended EVERTEC Articles shall be the articles of incorporation of the Surviving Corporation and (b) the Amended EVERTEC By-laws shall be the by-laws of the Surviving Corporation, in each case until thereafter changed or amended in accordance with the provisions of the Surviving Corporation’s articles of incorporation and the Commonwealth Law.
(f) At the Effective Time, unless otherwise agreed in writing by Parent and Stockholder prior to such time, the Surviving Corporation’s board of directors at the Effective Time shall be comprised of 9 directors, to consist initially of the Chief Executive Officer of the Surviving Corporation, (ii) 5 directors designated by Parent before the Effective Time and (iii) 3 directors designated by Stockholder before the Effective Time, each to hold office in accordance with the Amended EVERTEC Articles and Amended EVERTEC By-laws.
Section 2.2 Conversion of Shares.
(a) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, the Merger Sub, or the Company, be converted into a number of shares of common stock, par value $1.00 per share, of the Surviving Corporation such that immediately following the Effective Time, Parent will be the holder of 51% of the outstanding shares of common stock, par value $1.00 per share, of the Surviving Corporation.
(b) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, the Merger Sub, or the Company, shall be canceled and converted automatically into the right to receive (i) a number of shares of common stock, par value $1.00 per share, of the Surviving Corporation so that immediately following the Effective Time, Stockholder will be the holder of 49% of the outstanding shares of common stock, par value $1.00 per share, of the Surviving Corporation and (ii) the right to receive an amount per Share equal to pro rata share applicable to such Share of (A) the Closing Payment in cash, without interest, payable to the Stockholder in the manner provided in Section 2.3 and (B) subject to Section 2.5 of this Agreement, the Working Capital True-Up Amount, without interest (except as otherwise provided herein), payable in cash to the Stockholder, but only to the extent any such amount is payable to such Stockholder in accordance with Section 2.5(e).
Section 2.3 Closing Payment Procedures. Immediately after the Effective Time, the Surviving Corporation shall pay to Stockholder the Closing Payment by wire transfer of immediately available funds to an account or accounts that have been designated by Stockholder at least two Business Days prior to the Closing Date. If Stockholder or any of its Affiliates receives after the Closing any amount in respect of the sale by PIBI or any of its Affiliates of any portion of its equity interest in Contado or Serfinsa in conjunction with the exercise of a right of first refusal or otherwise, it shall promptly pay to Parent an amount equal to 25.5% of the After-Tax Aggregate Proceeds. Such payment shall be treated as an adjustment to the Merger Consideration for Tax purposes.
Section 2.4 Pre-Closing Adjustment.
(a) Stockholder shall prepare, or cause to be prepared, and deliver to Parent on or before the date that is three days before the anticipated Closing Date a statement (the “Estimated Closing Statement”) consisting of (A) an estimated consolidated balance sheet of the Companies as of the close of business on such anticipated Closing Date, (B) a good faith estimation in reasonable detail of the Estimated Closing Working Capital derived from such balance sheet and (C) a good faith calculation of the amounts of any contribution or payments required under Section 2.4(b). The Estimated Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with the accounting principles, methods, practices, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used to prepare the Historical Financial Statements, except as set forth in Exhibit 2.4(a) (with such exceptions, the “Applicable Accounting Principles”). For illustrative purposes, Exhibit 2.4(a) contains a pro forma calculation of the Estimated Closing Working Capital as of December 31, 2009 applying the Applicable Accounting Principles.
(b) The difference between (i) the Base Working Capital Value, minus (ii) the Estimated Closing Working Capital, expressed as a positive, if positive, or as a negative, if negative, is referred to in this Agreement as the “Estimated Closing Working Capital Adjustment Amount.” In the event that the Estimated Closing Working Capital Adjustment Amount is a negative number, then Stockholder shall cause the Company to declare and pay a special dividend to Stockholder on or before the Closing Date (by wire transfer of immediately available funds) in an amount in cash equal to the absolute value of the Estimated Closing Working Capital Adjustment Amount; provided that the payment of such amount shall be subject to the restrictions in Section 5.2(b)(xi). Such special dividend shall be subject to an obligation by Stockholder to make a possible subsequent contribution pursuant to Section 2.5(e) below. In the equal to pro rata share applicable to such Share of (A) the Closing Payment in cash, without interest, payable to the Stockholder in the manner provided in Section 2.3 and (B) subject to Section 2.5 of this Agreement, the Working Capital True-Up Amount, without interest (except as otherwise provided herein), payable in cash to the Stockholder, but only to the extent any such amount is payable to such Stockholder in accordance with Section 2.5(e). In the event that the Estimated Closing Working Capital Adjustment Amount is a positive number, then Stockholder shall contribute to the Company on or before the Closing Date (by wire transfer of immediately available funds) an amount in cash equal to the value of the Estimated Closing Working Capital Adjustment Amount.
Section 2.5 Post-Closing True-Up.
(a) As soon as practicable, but in no event more than 90 days following the Closing Date, Parent shall prepare, or cause to be prepared, and deliver to Stockholder a statement (the “Closing Statement”) consisting of (i) an unaudited consolidated balance sheet of the Companies as of the close of business on the Closing Date, (ii) a good faith calculation in reasonable detail of the Closing Working Capital derived from such balance sheet and (iii) a good faith calculation of the amount of any payment required under Section 2.5(e). The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles and shall be consistent with the Estimated Closing Statement with respect to form and format.
(b) Subject to Parent’s and the Company’s compliance with Section 2.5(d), Stockholder shall complete its review of the Closing Statement within 60 days after delivery thereof by Parent. In the event that Stockholder determines that the Closing Statement has not been prepared on the basis set forth in Section 2.5(a), Stockholder shall, on or before the last day of such 60-day period, so inform Parent in writing (such writing, “Stockholder’s Objection”), setting forth a specific description of the basis of Stockholder’s determination and the adjustments to the Closing Statement and the corresponding adjustments to the Closing Working Capital that Stockholder believes should be made. If no Stockholder’s Objection is received by Parent on or before the last day of such 60-day period, then the Closing Working Capital set forth on the Closing Statement delivered by Parent shall be final and binding on the Parties. Parent shall have 30 days from its receipt of Stockholder’s Objection to review and respond to Stockholder’s Objection. To the extent Stockholder submits a Stockholder’s Objection within such 60-day period, Stockholder may amend such Stockholder’s Objection within 90-days following the delivery by Parent of the Closing Statement.
(c) If Parent and Stockholder are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Stockholder’s Objection within 30 days following the completion of Parent’s review of Stockholder’s Objection, they shall refer any remaining disagreements with respect to matters set forth in Stockholder’s Objection to the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with Section 2.5(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Statement and the Closing Working Capital require adjustment. Parent and Stockholder shall instruct the CPA Firm to deliver its written determination to Parent and Stockholder no later than 30 days after the remaining differences underlying Stockholder’s Objection are referred to the CPA Firm. In making such determination, the CPA Firm shall not assign a value to any item greater than the greatest value for such item claimed by Parent or Stockholder, or less than the smallest value for such item claimed by Parent or Stockholder. The CPA Firm’s determination shall be conclusive and binding upon Parent and Stockholder and their respective Affiliates. The fees and disbursements of the CPA Firm shall be borne by Stockholder if the CPA Firm rules against a majority (by dollar value) of the items set forth in Stockholder’s Objection that are submitted to the CPA Firm and by Parent if the CPA Firm rules in favor of a majority (by dollar value) of the items set forth in Stockholder’s Objection that are submitted to the CPA Firm. Parent and Stockholder shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of their respective accountants, to the extent permitted by such accountants) relating to the Closing Statement and Stockholder’s Objection and all other items reasonably requested by the CPA Firm in connection therewith, and may submit such additional data and information to the CPA Firm as each deems appropriate.
(d) Parent and the Company shall provide to Stockholder and its accountants reasonable access to all information used by Parent and the Company in preparing the Closing Statement, including work papers of its accountants, and to any employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Stockholder to review the Closing Statement, to prepare Stockholder’s Objection and to prepare materials for presentation to the CPA Firm in connection with Section 2.5(c).
(e) An amount equal to (i) the Estimated Closing Working Capital, minus (ii) the Closing Working Capital (as adjusted pursuant to this Section 2.5, if applicable), expressed as a positive, if positive, or as a negative, if negative, is referred to in this Agreement as the “Working Capital True-Up Amount.” If the Working Capital True-Up Amount is a negative number, then the Company shall pay to Stockholder (by wire transfer of immediately available funds) an amount in cash equal to the absolute value of the Working Capital True-Up Amount, and if the Working Capital True-Up Amount is a positive number, then Stockholder shall pay to the Company (by wire transfer of immediately available funds) an amount in cash equal to the value of the Working Capital True-Up Amount, in each case, within five Business Days following the final determination of the Working Capital True-Up Amount.
Section 2.6 Closing Deliveries by Parent. At the Closing, Parent shall deliver to Stockholder the following:

(a)	a duly executed counterpart of each of the Ancillary Agreements to which Parent is a party;
(b) resignations of each member of the Board of Directors of Merger Sub immediately prior to the Effective Time other than those members who shall be designated by Parent to remain on the Board of Directors of the Surviving Corporation pursuant to Section 2.1(f),
(c) evidence of the obtaining of, or the filing with respect to, the Parent Required Approvals;
(d) the certificate to be delivered pursuant to Section 6.3(d);
(e) a duly executed counterpart of the Certificate of Merger; and
(f) secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Stockholder, as may be required to give effect to this Agreement, the Ancillary Agreements and to obtain the Debt Financing, as applicable.
Section 2.7 Closing Deliveries by Stockholder. At the Closing, Stockholder shall deliver, or cause to be delivered, to Parent the following:
(a) a duly executed counterpart of each of the Ancillary Agreements to which Stockholder or any of its Affiliates is a party;
(b) resignations of each member of the Board of Directors of the Company immediately prior to the Effective Time other than those members who shall be designated by Stockholder to remain on the Board of Directors of the Surviving Corporation pursuant to Section 2.1(f);
(c) evidence of the obtaining of, or the filing with respect to, the Stockholder Required Approvals;
(d) the certificate to be delivered pursuant to Section 6.2(d);
(e) copies of all (i) consents, approvals, waivers, authorizations, assignments notices or filings set forth in this Agreement (or otherwise required by an Ancillary Agreement, or Internal Reorganization Document) and (ii) executed copies of all agreements between any of the Companies and the other party thereto set forth in Schedule 2.7(e) of the Stockholder Disclosure Schedule (or otherwise required by an Ancillary Agreement, or Internal Reorganization Document);

(f) a duly executed amendment of each service addendum and statement of work entered under the 2004 Master Services Agreement and not provided to Parent or its advisors prior to the date hereof to make such changes in order for such service addendum or statement of work to be acceptable to Stockholder and Parent;
(g) a duly executed New Service Addenda;
(h) secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Parent, as may be required to give effect to this Agreement, the Ancillary Agreements, and to obtain the Debt Financing; and
(i) a duly executed counterpart of the Certificate of Merger.
Section 2.8 Post-Closing Reorganization. Immediately following the Effective Time, each of Parent and Stockholder shall contribute their respective share of the Company’s outstanding equity interests into Holdco in exchange for, in the case of Parent, a number of shares of Class A Voting Common Stock of Holdco, par value $0.01 per share (“Holdco Voting Common Stock”), representing upon issuance 51% of Holdco’s outstanding equity interests and in the case of Stockholder, a number of shares of Holdco Voting Common Stock, representing upon issuance 49% of Holdco’s outstanding equity interests; it being acknowledged by both Parent and Stockholder that such equity interests are subject to dilution with respect to shares of Class B Non-Voting Stock of Holdco, par value $0.01 per share (“Holdco Non-Voting Common Stock”) issued pursuant to the terms of the Management Long-Term Incentive Plan or investments made by management of the Companies at or within a reasonable time following the Closing. Immediately following the foregoing contributions, Parent and Stockholder shall cause Holdco to pledge all the outstanding capital stock of the Company held by Holdco in accordance with the terms of the Debt Financing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Except as set forth in the Stockholder Disclosure Schedule and subject to Section 9.10, Stockholder represents and warrants, (except to the extent that any representation or warranty expressly speaks as of the date hereof or another specified date, in which case such representation and warranty shall be given only as of such date) as of the date hereof and as of the Closing, to Parent as follows:
Section 3.1 Organization and Qualification; Capitalization.
(a) Stockholder is a corporation duly organized, validly existing and in good standing under the laws of Commonwealth and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. The Company is a corporation duly organized, validly existing and in good standing under the laws of Commonwealth and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on its business as currently conducted. Each Stockholder Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite power and authority to own, lease and operate its assets and to carry on its business as currently conducted. The Company, Stockholder and each Stockholder Party is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not and have not, individually or in the aggregate, (a) materially impair or delay Stockholder’s, the Company’s or the other Stockholder Parties’, as applicable, ability to perform their respective obligations under this Agreement, the Ancillary Agreements, and the Internal Reorganization Documents and to consummate the Merger, the other Transactions and the transactions contemplated by the Internal Reorganization Documents or (b) materially and adversely affect the ability of the Companies to conduct the Business.
(b) As of immediately prior to the Closing and the Effective Time, (i) the authorized capital stock of the Company shall consist of 2,500,000 shares of common stock, par value $1.00 per share, 875,118 of which will be issued and outstanding and will have been duly authorized, validly issued, fully paid and nonassessable, (ii) none of the issued and outstanding Shares will have been issued in violation of any preemptive rights, (iii) all issued and outstanding Shares will be owned beneficially and of record by Stockholder, free and clear of all Encumbrances, (iv) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character relating to the Shares or under which Stockholder or the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any equity interests of the Company, and no securities or obligations evidencing such rights will be authorized, issued or outstanding, other than as set forth in this Agreement, the Stockholder Agreement and the Management Long-Term Compensation Plan, (v) no Shares will be subject to any voting trust or proxy agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of Shares other than as set forth in this Agreement and the Stockholder Agreement or as created by Parent or its Affiliates and (vi) there will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of Shares or other equity interests of the Company, except as created by Parent or its Affiliates, other than as set forth in the Stockholder Agreement and the Management Long-Term Compensation Plan. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding capital stock of the Company and are owned of record and beneficially by Stockholder free and clear of all Encumbrances. Upon consummation of the Merger, the Shares to be issued to Parent will be fully paid and nonassessable.
Section 3.2 Authorization. Each of Stockholder and the Company has full corporate power and authority to execute and deliver this Agreement and, in the case of the Company to consummate the Merger, and each of Stockholder, the Company and the Stockholder Parties had full power to execute and deliver the Internal Reorganization Documents and will have the power and authority at the Closing (or at such earlier time as such document is executed and/or delivered by such Party) to execute and deliver each of the Ancillary Agreements, and other Closing Documents to which it is a party and to perform its obligations hereunder and thereunder. Upon delivery of the Stockholder Written Consent immediately following the execution of this Agreement, the Stockholder shall have duly approved and adopted this Agreement, and the Merger shall be approved by the Required Stockholder Approval and as of the Closing and Effective Time, the Required Stockholder Approval shall have been received. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions and this Agreement and the Merger have been approved, accepted and declared advisable by the unanimous vote of the Board of Directors of the Company, the execution, delivery and performance by Stockholder of this Agreement has been duly and validly authorized and the execution, delivery and performance by each of Stockholder, the Company and the Stockholder Parties of the Internal Reorganization Documents has been duly and validly authorized and the execution, delivery and performance by Stockholder, the Stockholder Parties and the Company of each of the Ancillary Agreements and other Closing Documents to which it is or will be a party will be, when executed and delivered duly and validly authorized, and no additional corporate or stockholder or similar authorization or consent is required in connection therewith. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger (other than, with respect to the Merger, the Required Stockholder Approval and the filing and recordation of the Certificate of Merger and other appropriate merger documents as required by the CGCL). Each Affiliate of Stockholder has (and, if executed or delivered prior to the date hereof, at the time of execution and delivery had), or prior to the Closing will have, full corporate power and authority to execute and deliver each Ancillary Agreement or other Closing Document to which it is or will be a party and to perform its obligations thereunder. The execution, delivery and performance by each Affiliate of Stockholder of each of the Ancillary Agreements or other Closing Document to which it is or will be a party has been, or prior to the Closing (or time of performance thereunder) will have been, duly and validly authorized, and no additional corporate or stockholder or similar authorization or consent is or will be required in connection therewith.
Section 3.3 Consents and Approvals.
(a) Schedule 3.3(a) of the Stockholder Disclosure Schedule sets forth all consents, approvals, waivers, authorizations, notices or filings that are (or were) required to be obtained by any of Stockholder, the Stockholder Parties or the Companies from, or to be given by any of Stockholder, the Stockholder Parties or the Companies to, or made by any of Stockholder, the Stockholder Parties or the Companies with, any Government Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by any of Stockholder, the Stockholder Parties or the Company of this Agreement, the Internal Reorganization Documents, the Ancillary Agreements or the other Closing Documents to which it is a party, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, (i) materially impair or delay the ability of Stockholder, the Stockholder Parties and the Company to effect the Closing or to perform their respective obligations under this Agreement, the Ancillary Agreements and the other Closing Documents to which it is a party and (ii) reasonably be expected to result in a Material Adverse Effect.
(b) Schedule 3.3(b) of the Stockholder Disclosure Schedule sets forth all consents, approvals, waivers, authorizations, notices or filings that are required to be obtained by any of Stockholder, the Stockholder Parties or the Companies from, or to be given by any of Stockholder, the Stockholder Parties or the Companies to, or made by any of Stockholder, the Stockholder Parties or the Companies with, any Person that is not a Government Entity or Self- Regulatory Organization with respect to the Material Contracts in connection with the execution, delivery and performance by Stockholder, the Stockholder Parties or the Company of this Agreement, the Ancillary Agreements or the other Closing Documents to which it is a party, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, (i) materially impair or delay the ability of any of Stockholder, the Stockholder Parties or the Company to effect the Closing or to perform their respective obligations under this Agreement, the Ancillary Agreements and the other Closing Documents to which it is a party and (ii) reasonably be expected to result in a Material Adverse Effect.
(c) Schedule 3.3(c) of the Stockholder Disclosure Schedule sets forth all consents, approvals, waivers, authorizations, notices, applications or filings that were obtained, made or given by any of Stockholder, the Companies, or their respective Affiliates in connection with the execution, delivery and performance by any of such parties of the Internal Reorganization Documents and the transaction contemplated thereby and a true, correct and complete list of all assets of BPPR that would be Transferred Assets but were not Transferred Assets as of the “Closing” contemplated by the Business Transfer Agreement pursuant to Section 2.5 of the Business Transfer Agreement.
Section 3.4 Non-Contravention. The execution, delivery and performance by Stockholder, the Stockholder Parties and the Company of this Agreement, the Internal Reorganization Documents, the Ancillary Agreements and other Closing Documents to which it is a party, and the consummation of the Transactions, do not, in the case of this Agreement, have not, in the case of the Internal Reorganization Documents, and will not as of the Closing, in the case of this Agreement, the Internal Reorganization Documents, the Ancillary Agreements and the other Closing Documents to which it is a party, (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of any of Stockholder, the Stockholder Parties or the Companies or any shareholders’ agreement to which Stockholder, the Stockholder Parties, the Company or any of the Companies is a party, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.3(b) of the Stockholder Disclosure Schedule, and except as set forth on Schedule 3.4 of the Stockholder Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would constitute a default), give rise to the right of, or result in, termination, cancellation, modification, suspension, revocation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any of Stockholder or the Companies under, or result in a loss of any benefit to which any of Stockholder or the Companies is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Business Assets or the Shares or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 3.3(a) of the Stockholder Disclosure Schedule, or required to be made or obtained by Parent, violate or result in a breach of or constitute a default under any Law to which any of Stockholder, the Stockholder Parties or the Companies is subject, or under any Governmental Authorization, other than in the cases of clauses (ii) and (iii), conflicts, breaches, modifications, suspensions, revocations, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, (x) reasonably be expected to have a Material Adverse Effect and (y) materially impair or delay the ability of any of Stockholder, the Stockholder Parties or the Company to perform its respective obligations under this Agreement, the Ancillary Agreements or the other Closing Documents to which it is a party.
Section 3.5 Binding Effect. This Agreement, when executed and delivered by Parent and Merger Sub, constitutes, and each of the Ancillary Agreements, Internal Reorganization Documents and other Closing Documents to which Stockholder, the Stockholder Parties or the Company is a party, when executed and delivered by all other parties thereto, will or does constitute, a valid and legally binding obligation of Stockholder, the Stockholder Parties and the Company, as applicable, enforceable against Stockholder, the Stockholder Parties and the Company, as applicable, in accordance with its respective terms.

Section 3.6 Financial Statements. (a) Set forth on Schedule 3.6(a) of the Stockholder Disclosure Schedule is (i) a copy of the audited balance sheets as of December 31, 2008 and 2009 and audited statements of income and cash flows for the years ended December 31, 2008 and 2009 of the Company, together with all related notes and schedules thereto (the items set forth in this clause (i), the “Audited Financial Statements”), (ii) carve-out combined audited balance sheet as of December 31, 2008 and 2009 and carve-out audited combined statements of income and cash flows for the years ended December 31, 2007, 2008 and 2009 of the Companies, the Merchant Acquiring Business as conducted by Stockholder or its Affiliates prior to the consummation of the Reorganization Transactions, the TicketPop Business and the Foreign Equity Investments, together with all related notes and schedules thereto (the items set forth in this clause (ii) the “Audited Carve-out Financials”), and (iii) a copy of the unaudited carve-out interim combined balance sheet and statements of income of the Companies, the Merchant Acquiring Business as conducted by Stockholder or its Affiliates prior to the consummation of the Reorganization Transactions, the TicketPop Business and the Foreign Equity Investments as of and for the period ended March 31, 2010 (the items set forth in this clause (iii), the “Unaudited Carve-out Financial Information”, together with the Audited Financial Statements and the Audited Carve-out Financials, the “Historical Financial Statements”). Except as described in the notes thereto and for the absence of statements of stockholders’ equity, the Historical Financial Statements have been specially prepared in accordance with the Company Books and Records for purposes of this Agreement in accordance with GAAP consistently applied consistent with Stockholder’s past practices, fairly present, in all material respects, the financial condition and results of operations and cash flows of the entities or business to which they relate as of the dates thereof or the periods then ended and include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the combined financial condition of the entities or business to which they relate as of the date thereof and the Audited Carve-out Financials, except as set forth on Schedule 3.6(a), meet the requirements of Regulation S-X and Regulation S-K under the Securities Act of 1933 and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on Form S-4. There are no material off-balance sheet transactions, arrangements, obligations or relationships attributable to the Companies, other than those summarized on Schedule 3.6(b) of the Stockholder Disclosure Schedule. Stockholder maintains in all material respects adequate internal controls (as defined in Section 404 the Sarbanes-Oxley Act of 2002).
(b) The unreimbursed Chargebacks and Credit Losses relating to Merchant Customers of the Business (including any unreimbursed Chargebacks and Credit Losses that are being subsidized or paid for by any division or Affiliate of the Stockholder outside of the Business) have been appropriately accounted for and reflected in the Audited Carve-out Financials and the Unaudited Carve-out Financials.
Section 3.7 Litigation and Claims.
(a) Other than as set forth on Schedule 3.7 to the Stockholder Disclosure Schedule, there is no Legal Proceeding pending, or to Stockholder’s Knowledge, threatened, against any of the Companies, or, in respect of the Business, Stockholder or any of its Affiliates, other than those that, if adversely determined, do not and would not reasonably be expected to (i) involve a claim for damages to the Companies in excess of $250,000, in the aggregate, (ii) lead to the seeking of injunctive relief or (iii) materially impair or delay the ability of any of Stockholder, the Stockholder Parties or the Company to perform its respective obligations under this Agreement, the Internal Reorganization Documents, the Ancillary Agreements or the other Closing Documents to which it is a party.
(b) None of Stockholder, the Companies or the Business Assets, or, in respect of the Business, Stockholder or any of its Affiliates, is subject to any Order that, if adversely determined, individually or in the aggregate, would (i) materially impair or delay the ability of Stockholder or the Company to effect the Closing or (ii) materially and adversely affect the Companies or the Business, taken as a whole, whether before or after the Closing.
Section 3.8 Employees and Employee Benefits.
(a) Schedule 3.8(a) of the Stockholder Disclosure Schedule sets forth a true, correct and complete list of all material Benefit Plans. Stockholder has made available to Parent true, correct and complete copies of the most recent plan document (including all amendments thereto) and the most recent summary plan description, if any, of the Benefit Plans.
(b) None of Stockholder, its Subsidiaries or any ERISA Affiliate has or is reasonably expected to incur any material liability under Title IV of ERISA with respect to any Benefit Plan that is an ongoing, frozen or terminated “single- employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. An ERISA Affiliate for purposes of this Section 3.8(b) shall mean any person or entity that would be considered, when combined with Stockholder or any of its Subsidiaries, a single employer pursuant to Section 210(c) and (d) of ERISA.
(c) The Benefit Plans have been maintained and operated in substantial compliance with applicable Laws (including, as applicable, ERISA and the PR Code). There are no material Legal Proceedings (other than routine claims for benefits (or as disclosed in Schedule 3.7 of the Stockholder Disclosure Schedule)) arising from or relating to the Benefit Plans. There are no Legal Proceedings arising from or relating to the Benefit Plans pursuant to which the Companies would reasonably be expected to have any Liability.
(d) None of the Benefit Plans provides for post-employment medical or life insurance benefits for any person beyond his or her retirement or other termination of service, except (i) as may be required under COBRA Coverage or similar state or Commonwealth law or (ii) disability benefits under a welfare plan that is fully provided for by insurance.
(e) None of the Benefit Plans obligates Stockholder or its Affiliates to pay any separation, severance, termination, change in control related or other benefits solely as a result of the execution and delivery of this Agreement or the consummation of the Transactions and such execution, delivery or consummation will not result in Parent, the Company or its or their Affiliates becoming liable for any separation, severance, termination or other benefits.
(f) Each Benefit Plan that is intended to be qualified under Section 1165 of the PR Code has received a favorable determination letter from the Puerto Rico Treasury Department and, to Stockholder’s Knowledge, nothing has occurred with respect to the operation of such Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the PR Code.
(g) Other than payroll-related compensatory arrangements, including, without limitation, arrangements providing for salary, bonus, or vacation, no Benefit Plans, including without limitation welfare plans, are sponsored or maintained by the Company.
Section 3.9 Compliance with Laws. (a) Except for the matters covered by Section 3.9(b), (c), (d) and (e) or excluded from the provisions thereof by virtue of the limitations expressed or implied therein, the Companies (i) have been for the period beginning January 1, 2005, and currently are in compliance in all material respects with all applicable Law, (ii) have not for the period beginning January 1, 2005 (A) received any notice alleging any violation under any applicable Law or (B) received or entered into any Order and (iii) have in full force and effect all Governmental Authorizations and Non-Governmental Authorizations necessary for the conduct of the Business as currently conducted by the Companies other than those the absence of which is not material.
(b) The Companies do not maintain or conduct and, since January 1, 2005, have not maintained or conducted the Business in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103) (the “BSA”), the USA PATRIOT Act of 2001, Public Law 107-56 (the “Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by any applicable anti-money laundering statute, rule or regulation. The Companies have adopted and implemented, maintain and monitor the compliance with, and effectiveness of, an anti-money laundering program with respect to the Business that meets applicable BSA requirements. The Companies do not maintain or conduct, and since January 1, 2005, have not maintained or conducted, any business, investment, operation or other activity in or with any country or person designated by the United States Secretary of the Treasury pursuant to the Patriot Act as being of “primary money laundering concern.”
(c) The Companies (i) for the period beginning May 1, 2005 have been and currently are (A) to Stockholder’s Knowledge, and in light of due application of the compliance policies of the Companies in respect of the Business with respect to International Trade Laws, in compliance in all material respects with all applicable International Trade Laws, except as may be disclosed on Schedule 3.9 of the Stockholder Disclosure Schedule, and have in full force and effect all Governmental Authorizations required by International Trade Law for the conduct of the Business conducted by the Companies other than those the absence of which is not material, (B), in compliance in all material respects with all applicable U.S. Export Control Laws, and have not identified any Governmental Authorizations required by International Trade Law for the conduct of the Business conducted by the Companies other than those the absence of which is not material, and (C) conducting an ongoing internal review to assess the application of Export Control Laws and determine appropriate compliance mechanisms, and (ii) with respect to the Business have not, for the period beginning May 1, 2005, (A) received any notice alleging any violation under any applicable International Trade Laws or U.S. Export Control Laws or (B) received or entered into any Order related to violations of or compliance with International Trade Laws or U.S. Export Control Laws.
(d) None of the Companies, and, to Stockholder’s Knowledge, no director, officer, majority shareholder, or employee of the Companies, is a Restricted Party. To Stockholder’s Knowledge, the Companies do not engage in, and since May 1, 2005 none of the Companies has engaged in, any transaction that is contrary to Economic Sanctions Laws (including without limitation laws regulating transactions involving Iran, Cuba, and Sudan), and the Companies do not maintain or conduct, and since May 1, 2005 none of the Companies has maintained or conducted, any business, investment or other dealing with any Restricted Party.
(e) For purposes of this Section 3.9 the following terms have the meanings ascribed to such terms in this Section 3.9(e):
(i) “Restricted Party” means: (i) any target of Economic Sanctions Laws or any person, entity or vessel, directly or indirectly, controlled by or acting for or on behalf of any such target, or (ii) any person, entity or vessel listed on the “Specially Designated Nationals and Blocked Persons” List maintained by the United States Department of Treasury Office of Foreign Assets Control (“OFAC”), or listed on the Debarred Persons, Denied Persons, or Entity Lists maintained by agencies of the United States government.
(ii) “Economic Sanctions Laws” mean: (i) the Trading with the Enemy Act, 50 U.S.C. App. § 5 et seq.; (ii) the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; (iii) any Executive Order administered by OFAC; and (iv) the regulations contained in 31 C.F.R. Parts 500-598.
(iii) “International Trade Laws” mean the Economic Sanctions Laws and the U.S. Foreign Corrupt Practices Act.
(iv) “U.S. Foreign Corrupt Practices Act” means 15 U.S.C. §§ 78m, 78dd-1 to-3 and 78ff, and all requirements administered by the SEC in furtherance of these provisions or any other applicable Law or similar effect.
(v) “U.S. Export Control Laws” mean: (i) the Export Administration Act, 50 U.S.C. app. §§ 2401-2420; (ii) the Trading with the Enemy Act, 50 U.S.C. App. § 5 et seq.; (iii) the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; (iv) the Export Administration Regulations, 15 C.F.R. Parts 730-774; and (v) the U.S. Foreign Trade Regulations, 15 C.F.R. Part 30.
Section 3.10 Intellectual Property. (a) Schedule 3.10(a) of the Stockholder Disclosure Schedule sets forth a true, correct, and complete list, as of the date hereof, of all:
(i) (A) registrations and applications for registration for the Company Owned Intellectual Property, including, as applicable, the jurisdictions in which each such item of Company Owned Intellectual Property has been issued or registered, or in which any such application for such issuance and registration has been filed or is pending, and the registration or application date and number and owner, and (B) all material unregistered Trademarks included in the Company Owned Intellectual Property;
(ii) all IP Agreements, absence of which, individually or in the aggregate, would reasonably be expected to materially and adversely affect any of the Companies and/or the conduct of the Business as currently conducted; and
(iii) material Company Owned Software.
(b) All of the Company Owned Intellectual Property listed on Schedule 3.10(a) of the Stockholder Disclosure Schedule, and all of the Transferred Intellectual Property, is subsisting, and to Stockholder’s Knowledge, valid and enforceable, and no such Intellectual Property has been adjudged invalid or unenforceable in whole or part a by court of competent jurisdiction. The Companies, jointly or individually, are the exclusive owners or beneficiaries of the entire right, title and interest in and to the Company Owned Intellectual Property, free from any Encumbrances, except for Permitted Encumbrances, and licenses, agreements, and other arrangements entered into in the Ordinary Course. Stockholder and its Affiliates (other than the Companies), jointly or individually, are the exclusive owners or beneficiaries of the entire right, title and interest in and to the Transferred Intellectual Property, free from any Encumbrances, except for Permitted Encumbrances, and licenses, agreements, and other arrangements entered into in the Ordinary Course. To Stockholder’s Knowledge, (i) each of the Companies has a valid and enforceable right to the Company Owned Intellectual Property that it owns in connection with the Business as currently conducted, and (ii) Stockholder and each of its Affiliates (as applicable) has a valid and enforceable right to assign the Transferred Intellectual Property and license the Stockholder Licensed Intellectual Property, in each case, under the terms and conditions set forth in the BPPR Transfer Agreement and the IP Purchase and Sale Agreement. No third-party interests restrict Stockholder’s or Stockholder’s Affiliates’ ability to assign the Transferred Intellectual Property to the Companies or to license the Stockholder Licensed Intellectual Property to the Companies under the terms and conditions set forth in the BPPR Transfer Agreement and the IP Purchase and Sale Agreement. None of this Agreement, the Ancillary Agreements, the Internal Reorganization Documents or the other Closing Documents or the consummation of the Transactions shall have any material adverse impact on the Companies’ rights in, to or under any Company Owned Intellectual Property or Stockholder Licensed Intellectual Property.
(c) No current or former employee (including officers and directors), consultant, or independent contractor of Stockholder or any of its Affiliates, or the Companies has any ownership right, title or interest, directly or indirectly, in whole or in part, in any material Company Owned Intellectual Property or Transferred Intellectual Property. Stockholder and its Affiliates maintain a policy whereby all (i) current employees (including officers and directors), consultants and independent contractors are required to maintain the confidentiality of any confidential information owned or used by Stockholder and its Affiliates; and (ii) any current employees (including officers and directors) that have contributed to the development of any invention, improvement, discovery or work of authorship created, made or conceived of in connection with their employment are required to disclose and assign their interest in such Intellectual Property to Stockholder, Stockholder’s Affiliates, or the Companies, as applicable.
(d) To Stockholder’s Knowledge, the use of the Company Owned Intellectual Property and the Transferred Intellectual Property, as used in the Business as currently conducted by the Companies, and the conduct of the Business as currently conducted by the Companies, do not infringe, misappropriate or otherwise violate the Intellectual Property rights or any other rights of any other Person. To Stockholder’s Knowledge, (i) neither the Company Owned Intellectual Property nor the Transferred Intellectual Property is being infringed upon, misappropriated or violated by any other Person; and (ii) there has been no such case of such infringement during the twelve (12) month period immediately preceding the date of this Agreement. Stockholder, its Affiliates, and the Companies have not asserted or brought any action alleging the infringement, misappropriation or violation of any Company Owned Intellectual Property or Transferred Intellectual Property against any third parties during the twelve (12) month period immediately preceding the date of this Agreement.
(e) There is no Legal Proceeding pending or, to Stockholder’s Knowledge, threatened by any third party against Stockholder or any of its Affiliates, concerning the ownership, validity, registerability, enforceability, infringement or use of any Company Owned Intellectual Property, Transferred Intellectual Property, Stockholder Licensed Intellectual Property, or the Licensed Intellectual Property used in the Business as currently conducted by the Companies or their Affiliates, nor has any claim or written demand been made against Stockholder or any of its Affiliates by any third party that (i) challenges the validity, enforceability, use or ownership of any such Intellectual Property, (ii) alleges any infringement, misappropriation or violation by any of Stockholder, its Affiliates, or the Companies of any Intellectual Property of any third party arising from the conduct of the Business, or (iii) alleges that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any other license or Contract.
(f) Stockholder and its Affiliates have taken commercially reasonable measures to protect, maintain and preserve: (i) the operation and security of their Software, servers, systems, networks, workstations, data communication lines and other information technology equipment used in the Business as currently conducted by the Companies, and (ii) the confidentiality of all Trade Secrets used in the Business as currently conducted by the Companies and their Affiliates.
(g) To Stockholder’s Knowledge, as of the date hereof, to the extent used in the Business as of the date hereof, the Transferred Software and the Company Owned Software, unless modified other than by or for Stockholder or any of its Affiliates (i) conform in all material respects to written specifications for their use in the conduct of the Business as currently conducted by the Companies, and (ii) are free in all material respects of bugs, errors, viruses and other contaminants.
(h) To Stockholder’s Knowledge, no open source software, freeware or other software distributed under similar licensing or distribution models (including software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the BSD License or the Apache License) (“Open Source Software”) has been incorporated into any Transferred Software or Software owned by any of the Companies that would in any way obligate Stockholder or any of its Affiliates, or the Companies to disclose free of charge to any third party the source code for any software owned by any of the Companies (“Source

Code Disclosure”). Stockholder and its Affiliates: (i) maintain a policy whereby the use of freeware and shareware is not permitted and any deviation from such policy requires approval (“Policy”); and (ii) to Stockholder’s Knowledge, there has been no material deviation from or violation of the Policy.
Section 3.11 Labor.
(a) None of the Companies are, or have ever been, a party to or bound by any labor agreement, union contract or collective bargaining agreement, nor are any of the Companies’ employees represented by a works’ council or a labor organization. For the past three years there have been no, and there currently are no, proceedings filed or, to the Stockholder’s Knowledge, threatened by any labor union or labor organization or any other activities or efforts to organize any employees of the Companies or to compel any of the Companies to bargain with any labor union or labor organization or other employee concerted activity.
(b) For the past three years there has been no and there is no pending or, to Stockholder’s Knowledge, threatened strike; walkout; lock-out; slowdown; labor demonstration, leafleting, boycott or picketing; sit-in; or similar form of organized labor disruption or work stoppage at any of the Companies.
(c) For the past three years, there have been no and there are no unfair labor practice charges or complaints, grievances, or labor arbitration demands or proceedings filed against any of the Companies, whether or not filed pursuant to a collective bargaining agreement, pending or threatened, nor, to Stockholder’s Knowledge, is there any valid legal basis for such charge or complaint.
(d) The Companies are and for the past three years have been in material compliance with all applicable Laws relating to labor and employment, including but not limited to all applicable Laws relating to payment of wages, hours of work, meal and rest periods, and the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act and any applicable similar local, state, Commonwealth, US-national, or non-US national “mass layoff” or “plant closing” Law (“WARN”); collective bargaining, discrimination, civil rights, equal employment opportunity, disability, labor relations, immigration, benefits, working conditions, occupational safety and health, personal leave, family and medical leave, hiring, promotion, assignment, terminations, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to any of the Companies within the two (2) years prior to Closing, and no notifications with respect to mass layoffs have been made.
Section 3.12 Material Contracts
(a) Schedule 3.12 of the Stockholder Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which any of the Companies, or in respect of the Business, Stockholder and its Affiliates is a party or bound by, and, in each case, to which any of them will continue to be a party to or bound by, or under which the Business Assets may be bound or have any obligations, following the Closing:
(i) leases of real or personal property or equipment leases, except leases of personal property that require payment during their remaining term of less than $250,000;
(ii) loan or credit agreements, indentures, mortgages, security agreements or other agreements or instruments relating to Indebtedness (other than in connection with the Debt Financing);
(iii) fidelity or surety bonds or completion bonds and the agreements pursuant to which such bonds are issued;
(iv) agreements of indemnification or guaranty of another Person (other than customary indemnification provisions contained in Company Contracts with Customers);
(v) Contracts containing any covenant limiting the ability of any of the Companies in any material respect to engage in the Business;
(vi) any agreements, contracts or commitments relating to capital expenditures involving future payments of $250,000 or more (it being understood and agreed that such expenditures shall not be deemed to include any potential penalties regarding a violation of a term related to the level of service under such agreement, contract or commitment);
(vii) Contracts relating to the disposition of Business Assets outside the Ordinary Course or the disposition of any operating business of any Company or the capital stock or other equity interests of any other Person;

(viii) Contracts relating to the acquisition of (A) any asset for consideration in excess of $250,000 or (B) any operating business or the capital stock or other equity interests of any other Person outside the Ordinary Course;
(ix) Contracts between any of the Companies, on the one hand, and any of their respective Affiliates (other than the Companies), directors or officers (“Related Persons”), on the other hand (the “Related Party Agreements”);
(x) Contracts with any Government Entity (including any electronic benefit transfer Contracts);
(xi) Contracts with any customer, supplier, consultant, vendor, or similar Person reasonably expected to provide for payments in excess of $250,000 during the twelve (12) month period ended on the last day of the calendar month immediately preceding the date hereof (or pursuant to which any such Person is reasonably expected to pay in excess of such amount during any twelve month period commencing on or after January 1, 2010);
(xii) Contracts under which any third-party is authorized to sell, sublicense, lease, distribute, re-sell, market or take orders for, any product or service to be provided by one of the Companies or the Business;
(xiii) Contracts are set forth in Schedule 3.10(a)(ii);
(xiv) Shareholder or equivalent agreements, powers of attorney (except as entered into in the Ordinary Course) and settlement agreements (except as entered into in the Ordinary Course);
(xv) Each material indirect processor agreement with a processor that has a merchant agreement with a Top 25 US Retail Merchant.
(xvi) any membership, license, sponsorship agreement, gateway agreement, terminal sharing, or similar Contract with a Card Association; and
(xvii) all current material insurance policies of any Company.
(b) Each Material Contract is in full force and effect and is enforceable against the Companies party thereto and, to the Stockholder’s Knowledge, the counterparty thereto in accordance with the express terms thereof, and upon consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (except those Material Contracts that are cancelled, rescinded or terminated after the date hereof in accordance with their terms and this Agreement).
(c) There does not exist under any Material Contract any material violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any of the Companies, Stockholder or any of their respective Affiliates or, to Stockholder’s Knowledge, any other party thereto.
(d) There are no disputes pending or threatened under any Material Contract that would have a Material Adverse Effect.
(e) Except as set forth in Schedule 12(e) of the Stockholder Disclosure Schedule, all Merchant Agreements provide for a Customer service charge for credit card transactions and/or debit card transactions that meets or exceeds interchange fees charged by the applicable Card Association.
(f) True, correct and complete copies of each Material Contract (or true, correct and complete summaries of any Material Contract that is not in writing) have been made available to Parent in the Dataroom. A true, correct and complete copy of the current version of the standard form of (i) the Merchant Agreement (including the Standard Merchant Agreement ), (ii) the Westernbank Merchant Agreement as defined in the Business Transfer Agreement (iii) TicketPop Agreement, (iv) master customer agreement and (iv) ATH Network participation agreement each as presently used by Stockholder or any of its Affiliates have been made available to Parent in the Dataroom. Schedule 3.12(e) of the Stockholder Disclosure Schedule set forth a true, correct and complete list of each other materially different version of the standard form of such agreements used by such parties during the last five (5) years. All such standard form contracts were created by Stockholder or its Affiliates in accordance with its then current customary credit review and acceptance criteria for the Business, which in all cases were in material compliance with any applicable Network Rules.

Section 3.13 Absence of Changes. Other than as permitted by this Agreement or pursuant to the Internal Reorganization Documents, since December 31, 2009, (i) (x) Stockholder and the Companies, as applicable, have conducted the Business only in the Ordinary Course and (y) the Companies and, in respect of the Business, Stockholder have not experienced any event or condition, and to Stockholder’s Knowledge, no event or condition is threatened, that would, individually or in the aggregate, have a Material Adverse Effect, (ii) none of Stockholder, the Companies or their Affiliates has transferred, leased or otherwise disposed of any of the material Business Assets or acquired any material assets or properties for the Business, other than in each case in the Ordinary Course, (iii) there has not been any change by any of the Companies or, in respect of the Business, Stockholder or its Affiliates in accounting or Tax reporting principles, methods or policies that would have the effect of increasing the Tax liability for the Companies for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date, (iv) none of the Companies or, in respect of the Business, Stockholder or its Affiliates has made or rescinded any election relating to Taxes or settled or to Stockholder’s Knowledge compromised any claim, action, suit, litigation, Legal Proceeding, arbitration, investigation, audit or controversy relating to Taxes that would have the effect of increasing the Tax liability for the Companies for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date, and (v) none of the actions or events prohibited or circumscribed by clauses (iv), (v) or (vii) of Section 5.2 has been taken or occurred.
Section 3.14 Sufficiency of Assets. Immediately following the Closing, the Business Assets, when taken together with the Stockholder Services, constitute all the assets, properties, Contracts, Governmental Authorizations, Non- Governmental Authorizations and rights, tangible and intangible, reasonably necessary for the Companies to operate and conduct the Business in all material respects as conducted by the Companies, Stockholder and their respective Affiliates immediately prior to the Internal Reorganization.
Section 3.15 Title to Assets. (a) Each of the Companies has good and valid title to all buildings, structures, equipment and other personal tangible property it owns and that is necessary for the conduct of the Business as currently conducted, in each case free and clear of all Encumbrances, except Permitted Encumbrances.
(b) At all times since January 1, 2009, Stockholder, the other Stockholder Parties and their Affiliates have caused the Business Assets to be maintained in accordance with good business practice.
Section 3.16 Absence of Liabilities. Except as reflected in, reserved against or otherwise disclosed on the Historical Financial Statements, there are no Liabilities of the Companies that would have been required to be reflected in, reserved against or otherwise disclosed on a balance sheet or statement of condition prepared in accordance with GAAP consistently applied consistent with Stockholder’s past practices and were not so reflected in, reserved against or disclosed, other than the Assumed Liabilities, Liabilities of the Companies in respect of the Debt Financing and Liabilities that were incurred in the Ordinary Course since the date of the Historical Financial Statements and are not, individually or in the aggregate, material to the Companies or are Excluded Liabilities.
Section 3.17 Finders’ Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Stockholder, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of Stockholder or its Affiliates who might be entitled to any fee or commission from any of Stockholder or its Affiliates in connection with the Transactions.
Section 3.18 Taxes. (a) There is no Encumbrance for Taxes upon any of the Business Assets, the assets of the Foreign Equity Investments, any Foreign Shares or the Shares, nor, to the Stockholder’s Knowledge, is any Government Entity in the process of imposing any such liens, other than Encumbrances (i) for Taxes that are not yet due and payable or (ii) for Taxes the validity or amount of which is being contested by any of Stockholder or its Affiliates in good faith by appropriate action and have been reflected in, reserved against or otherwise disclosed on the balance sheets or statements of condition contained in the Historical Financial Statements.
(b) Since the date of the most recent balance sheet and statement of condition contained in the Historical Financial Statements, none of the Companies or Serfinsa have incurred any Taxes other than Taxes incurred in the Ordinary Course.
(c) All material Tax Returns required to be filed by or on behalf of the Companies, BPPR and Serfinsa have been prepared in accordance with all applicable Laws and timely filed and all such Tax Returns are true, correct and complete in all material respects, and have been prepared in accordance with the accounting principles of applicable Tax Laws. All Taxes owed and/or due and payable by the Companies, BPPR and Serfinsa have been or will be timely paid, other than Taxes that (i) the validity or amount of which is being contested by any of the Companies, BPPR or Serfinsa in good faith by appropriate action and (ii) have been sufficiently reflected in, reserved against or otherwise disclosed on the balance sheets or statements of condition contained in the Historical Financial Statements. Each of the Companies, BPPR and Serfinsa has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all information returns related to such amounts have been properly completed and timely filed. Currently and within the past five years each Person classified by any of the Companies, BPPR or Serfinsa as an “independent contractor” is and was properly classified under all applicable Laws, and the Companies, BPPR and Serfinsa have fully and accurately reported such independent contractors’ compensation on an IRS Form 1099 or similar form when required to do so.
(d) All deficiencies asserted or assessments made as a result of any examinations by any Government Entity of the Tax Returns relating to the Companies, BPPR, the Business Assets or Serfinsa have been fully paid (other than those the validity or amount of which is being contested by any of the Companies, BPPR or Serfinsa in good faith by appropriate action and which have been reflected in, reserved against or otherwise disclosed on the balance sheets or statements of condition contained in the Historical Financial Statements), and there are no other audits or investigations by any Government Entity in progress, nor has any of the Companies, BPPR or Serfinsa received any notice from any Government Entity that it intends to conduct any audit or investigation. None of the Companies, BPPR or Serfinsa expects any Government Entity to assess any additional Taxes for any period for which Tax Returns have been filed.
(e) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Companies, BPPR or Serfinsa, has been executed or filed with any Government Entity by or on behalf of any of the Companies, BPPR or Serfinsa. None of the Companies, BPPR or Serfinsa has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.
(f) None of the Companies, BPPR or Serfinsa (i) is party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement and (ii) is presently liable, nor do the Companies or Serfinsa have any potential liability, for the Taxes of another Person under applicable Tax law, as transferee or successor, or by contract, indemnity or otherwise. None of the Companies, BPPR or Serfinsa have been members of a consolidated group under the provisions of Treasury Regulations issued under Section 1502 of the Code or any similar provision of Law.
(g) Stockholder has made available to Parent true, correct and complete copies of (i) all Tax Returns filed by or on behalf of the Companies within the past five years requested by Parent, and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communications sent or received by the Companies within the past five years relating to Taxes.
(h) The Company is in full compliance in all material respects with the terms and conditions of, and with any and all reporting obligations pursuant to a tax exemption decree granted under Act No. 73 of May 28, 2008, as amended, or under any prior industrial tax incentives act.
Section 3.19 Environmental Matters. (a) To Stockholder’s Knowledge, the Companies are in material compliance with all Laws relating to environmental contamination, pollution or the protection of the environment, natural resources or human health and safety as it relates to exposure to any harmful substance (“Environmental Laws”).
(b) To Stockholder’s Knowledge, none of the Companies have received any notice of any claim, demand, action, suit, Legal Proceeding, or other communication by any Person alleging any violation of, or any actual or potential Liability under any Environmental Law (“Environmental Claim”).
(c) Notwithstanding any other representation or warranty in Article III, the representations and warranties in this Section 3.19 constitute the sole representations and warranties of Stockholder with respect to any Environmental Law or Environmental Claim.
Section 3.20 Customers; Suppliers. (a) Schedule 3.20(a) of the Stockholder Disclosure Schedule contains the following:
(i) a true, correct and complete list of the Customers that are party to a Company Contract pursuant to which the Companies received or were entitled to receive $250,000 or more in gross revenue during 2009 as such amount is included in the Historical Financial Statements, in each case, reflecting the total dollar amount of gross revenue to each such Customer for calendar years 2007, 2008 and 2009 and the first quarter 2010;
(ii) for each business segment of the “Processing” segment and the “Business Solutions” segments of the Business: (1) a true, correct and complete list of the top 25 external Customers of such segment or line of business (by 2009 gross revenue) specifying for each such Customer, the amount of gross revenue for 2009 and the first quarter 2010, and (2) for the remaining customers of each such business segment of the Processing and Business Solutions Segments of the Business, the aggregate gross revenue for 2009 and the first quarter 2010; and
(iii) a true, correct and complete list of (A) the top twenty-five (25) local Merchants (the “Top Local Merchants”) and top twenty-five (25) United States retail Merchants (the “Top U.S. Retail Merchants”) (by 2009 sales volume) of the Merchant Acquiring Business as conducted by the Company or by Stockholder or its Affiliates prior to the consummation of the Reorganization Transactions, specifying for each such Merchant, the amount of gross revenue for 2009 and the first quarter 2010 and (B) for the remaining Merchants, the aggregate gross revenue for 2009 and the first quarter 2010;
(iv) each Merchant Agreement with a Top Local Merchant is in the form of merchant agreement as provided in the Dataroom; and
(v) a true, correct and complete list of each Third Party Referral Provider that individually or with its Affiliates was one of the top twenty (25) largest Third Party Referral Providers of the Business based on 2009 gross revenue of the Business (the “Top Referral Providers”) specifying for each such Third Party Referral Provider, the amount of gross revenue for 2009 and the first quarter 2010.
(b) The pricing and/or other material terms and conditions offered by the Business to the Customers described in Section 3.20(a) are independent of any such customer relationship(s) with Stockholder and its Affiliates outside of the Business and, to the extent any such Customers have customer relationship(s) with Stockholder and its Affiliates outside of the Business, the pricing and/or other material terms and conditions offered by the Business to such Customers do not differ materially from the pricing and/or terms and conditions offered by the Business to Customers of similar processing volumes with the Companies (by annual gross revenue (net of interchange)) that receive similar services but that do not have similar customer relationship(s) with Stockholder and its Affiliates outside of the Business.
(c) Schedule 3.20(c) of the Stockholder Disclosure Schedule contains a true, correct and complete list of the suppliers that are parties to a Contract pursuant to which the Companies or, in respect of the Business, Stockholder or its Affiliates paid or were obligated to pay $250,000 or more for goods and services during the 2009 calendar year, and showing the total dollar amount paid for such goods and services received for the most recent fiscal year, in each case, as reported in the Historical Financial Statements.
(d) Neither Stockholder nor any of its Affiliates has received any oral or written notice from any Customer or Third Party Referral Provider listed on Schedule 3.20(a) of the Stockholder Disclosure Schedule, or any Supplier listed on Schedule 3.20(c) of the Stockholder Disclosure Schedule that such party intends to terminate, to cancel, not to renew, or otherwise to modify or amend, or to request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms), any such Contract to which it is a party.
(e) Except as set forth on Schedule 3.20(e) of the Stockholder Disclosure Schedule, each of Stockholder, the Companies and their respective Affiliates, as applicable, has conducted a satisfactory review as the date hereof of all Customers, Suppliers and Third Party Referral Providers that complies with the current credit review, underwriting standard and acceptance criteria of the Business and the relevant Network Rules.
(f) Stockholder has provided true, correct and complete credit memorandums as of the date hereof to the Parent with respect to each Top Local Merchant, Top U.S. Retail Merchant and each Merchant with delayed delivery exposure of $200,000 or more as of the date hereof and each Person set forth on Schedule 3.20(f) at subparts (i), (ii) and (iii). Schedule 3.20(f) of the Stockholders Disclosure Schedule sets forth by name the following: (i) each Merchant identified by the chargeback monitoring programs of the Card Associations during calendar year 2009 or the first quarter of 2010; (ii) Merchant with delayed delivery exposure of $200,000 or more as of the date hereof; (iii) Merchants with escrow/reserve amounts in excess of $50,000 as of the date hereof; (iv) Merchants in a bankruptcy-related Legal Proceeding with a Loss greater than $5,000 as of the date hereof; (v) non-PCI-compliant level 1, 2 and 3 Merchants; (vi) Merchants that experienced account data compromise in 2009 and/or 2010; and (vii) Merchants in a Legal Proceeding with Stockholder or any of its Affiliates as of the date hereof.
Section 3.21 Ownership and Operations of the Companies. (a) As of the date of this Agreement, Stockholder owns, and at all times after the date hereof and prior to the Closing will own, directly or indirectly, in the aggregate, 100% of the issued and outstanding equity interests of the Company, free and clear of Encumbrances. (i) The Company holds, and at all times after the date hereof and prior to the Closing, will own, directly or indirectly, 100% of the issued and outstanding equity interests free and clear of all Encumbrances of EVERTEC Dominicana, S.A., a sociedad anónima organized under the laws of the Dominican Republic, EVERTEC de Venezuela, C.A., a sociedad anónima organized under the laws of Venezuela, and Sense Software International Corp., a corporation organized under the laws of Commonwealth, and the Foreign Subsidiaries, and (ii) the Company owns as of the date hereof, and, except to the extent the Foreign Equity Investments are sold pursuant to the applicable rights of first refusal, at all times after the date hereof and prior to the Closing, will own free and clear of all Encumbrances, the Foreign Equity Investments. Except as set forth in the prior sentence, the Company has no Subsidiaries, does not own, directly or indirectly, any capital stock, membership interest or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or similar Person.
(b) Schedule 3.21 of the Stockholder Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests, and the current ownership of such shares, partnership interests or similar ownership interests.
(c) Each Subsidiary of any Company: (i) is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for failures to be so qualified or in good standing, as the case may be, that would not and have not, individually or in the aggregate, materially and adversely affect the ability of the Companies to conduct the Business.
(d) All the outstanding shares of capital stock of each Subsidiary of any Company that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and, except as set forth on Schedule 3.21 of the Stockholder Disclosure Schedule, are owned by the Company, whether directly or indirectly, free and clear of Encumbrances. There are no options, warrants, conversion rights, redemption rights, repurchase rights, or other agreements, arrangements or commitments obligating Stockholder, or any Company to issue or sell or otherwise transfer any shares of capital stock of, or any other interest in, any Subsidiary of any Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary of any Company. True, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar organizational documents), in each case as in effect on the date hereof, of each Company have been made available to Parent in the Dataroom.
Section 3.22 Regulatory Matters; Security Breaches. (a) The Companies are and for the past five years have been in material compliance with all applicable Law relating to information security and data privacy, including but not limited to the Gramm Leach Bliley Act (“GLBA”) and the Health Insurance Portability and Accountability Act (“HIPAA”). Since January 1, 2005, there has been no material failure by any of the Companies or the Business to comply with the applicable bylaws, operating rules and identification standards manual of, and any other rules, regulations, manuals, service levels, standard and requirements, policies and procedures promulgated or issued by a Card Association, and any interpretations thereof by such Card Association, as the same may be amended from time to time, including those issued by (A) Visa, Inc. and its Subsidiaries and Affiliates, including the Visa Regional Operating Regulations, Latin America and Caribbean, (B) MasterCard Incorporated and its Affiliates, including those that are applicable to the Latin America and the Caribbean Region, (C) or any other applicable bankcard associations or networks, gateway services or other networks (including Visa’s Cardholder Information Security program, MasterCard’s Site

Data Protection program and Discover Network’s Debit and Prepaid Operating Regulations) as may be in effect from time to time (collectively, “Network Rules”) that would adversely affect its membership or participation in the applicable network. Since January 1, 2005, there has been no material failure by any of the Companies or the Business to comply with the Payment Card Industry Data Security Standard (“PCI-DSS”). None of the Companies is subject to any Liabilities arising out of any actual or alleged violation of any applicable Law relating to information security and data privacy, the Network Rules or PCI-DSS.
(b) The Companies and, in respect of the Business, Stockholder and its Affiliates have implemented, and are in material compliance with, commercially reasonable technical measures and organizational controls to assure the confidentiality, integrity and security of transactions executed through the computer systems of the Business and of all material confidential or proprietary data in any of the Companies’ possession or control and to assure that all material confidential or proprietary data is not processed in ways contradictory to applicable Law relating to information security and privacy. The Companies and, in respect of the Business, Stockholder and its Affiliates have implemented and maintain sufficient procedures to detect and respond to security breaches involving material confidential or proprietary data in any of the Companies’ possession or control. Since January 1, 2007, to Stockholder’s Knowledge, there has been no actual or perceived breach of security, or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personally identifiable information, confidential or proprietary data or any other such information maintained or stored by the Companies or the Business involving confidential information of customers, suppliers, consumers or other similarly situated individuals impacting more than 50 individuals in connection with any such particular breach and affecting the Business in any material respect.
(c) Schedule 3.22(c) of the Stockholder Disclosure Schedule sets forth a true, correct and complete list of all compliance assessments or audits of the Companies or the Business under the Network Rules, PCI-DSS or otherwise relating to information security and data privacy which were conducted by third parties in 2008 or 2009. Stockholder has made available to Parent true, correct and complete copies of each report prepared by third parties conducting such compliance assessments or audits. Since January 1, 2007, Stockholder and its Affiliates have properly responded in all material respects to all written notices, recommendations or findings alleging any failure to comply with or violation of applicable Law relating to information security and data privacy, the Network Rules or PCI-DSS.
Section 3.23 Insurance. Stockholder has, in respect of the Business, insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law applicable to the Business, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and the Business Assets except, in each of clauses (a) and (b), as would not and has not, individually or in the aggregate, result in a Material Adverse Effect. Schedule 3.23 of the Stockholder Disclosure Schedule sets forth a loss run for claims in excess of $250,000 made with respect to the Companies under such policies within the last three years. Excluding insurance policies that have expired and been replaced in the Ordinary Course and insurance policies that will be cancelled in connection with the Transactions, as set forth in Section 3.23 of the Stockholder Disclosure Schedule, no material insurance policy of Stockholder covering the Companies has been cancelled within the last two years and, to Stockholder’s Knowledge, no threat has been made to cancel any insurance policy of Stockholder covering the Companies during such period. No event has occurred in respect of the Business, including the failure by Stockholder or any of the Companies to give any notice or information, or Stockholder giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Stockholder or any of the Companies in respect of the Business under any such insurance policies.
Section 3.24 Solvency. Immediately after giving effect to the Closing and the Transactions, and assuming the terms of the Debt Financing have not materially and adversely changed from the terms set forth in the Debt Commitment Letter provided to the Stockholder as of the date hereof (it being understood that the exercise of any “market flex” provisions in the Fee Letters as of the date hereof shall not be a material and adverse change), the Companies (a) will be able to pay its debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (b) shall have adequate capital to carry on the Business. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Stockholder or any of its Affiliates.
Section 3.25 Transition Services Agreement; Master Services Agreement; ISO Agreement and other Related Party Agreements. The pricing, pass-through costs, other out-of-pocket costs, service-level requirements and other material terms and conditions under each of the Transition Services Agreement, the Amended & Restated Master Services Agreement, the Amended & Restated ISO Agreement, the Amended & Restated TicketPop Service Agreement, the Amended ATH Network Participation Agreement and the Amended & Restated Leases are or will be upon execution, in each case, no less favorable in the aggregate to the Companies than the transfer pricing, pass-through costs, other out-of- pocket expenses, service-level requirements, as applicable, and other material terms and conditions applicable to the Companies or the Business, as applicable, and their receipt or provision, as applicable, of similar services from Stockholder and its Affiliates during the twelve month period ending in the last day of the calendar month preceding the date hereof. The revenue received by any of the Companies from Stockholder, BPPR or any of their affiliates that is recorded in the Historical Financial Statements and/or billed since December 31, 2009 has been billed in accordance with the 2004 Master Services Agreement, the Master Services Agreement, or similar applicable agreements. Stockholder has made available a true, correct and complete copy of the Master Services Agreement and the ATH Network Participation Agreement, and all schedules, riders, exhibits and other documents referred therein. None of the Companies is currently in breach of any of its obligations under the Master Services Agreement or the ATH Network Participation Agreement and none of them shall be in breach upon consummation of the transactions contemplated hereby. Exhibit 1.1(a)(G) hereto contains a true, complete and correct set of all the riders to the 2000 ATH Network Participation Agreement and all the optional services provided under the 2000 ATH Network Participation Agreement are set forth in such riders.
Section 3.26 Related Party Transactions.
(a) Except as set forth on Schedule 3.26 of the Stockholder Disclosure Schedule, no executive officer or director of any of Stockholder or its Affiliates and no child or spouse who resides with any such executive officer or director:
(i) has any direct or indirect financial interest in any competitor, supplier or customer (other than, in each case, Stockholder or its Subsidiaries) of the Companies or the Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer and that is also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;
(ii) owns directly or indirectly (other than through any equity interest in Stockholder) in whole or in part, or has any other direct or indirect interest (other than through any equity interest in Stockholder) in, any tangible or intangible property that the Companies use or have used in the conduct of the Business or otherwise; or
(iii) has outstanding any Indebtedness to any of the Companies.
(b) Except as set forth in Schedule 3.26 of the Stockholder Disclosure Schedule, none of Stockholder, its Affiliates or the Companies has any Liability of any nature whatsoever (other than compensation paid or payable to its bona fide employees in the Ordinary Course) to any executive officer or director of the Companies or to any parent, child, sibling or spouse (or parent, child, sibling of such spouse) who resides with, or is a dependent of, any such executive officer or director (a “Related Party”).
(c) Except as set forth in Schedule 3.26 of the Stockholder Disclosure Schedule all Related Party Agreements and other relationships between any of the Companies, on the one hand, and any of the Stockholder Parties or their respective Affiliates (other than the Companies), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis.
Section 3.27 Directors and Officers. Schedule 3.27 of the Stockholder Disclosure Schedule contains a true, correct and complete list of all of the directors and officers at the Senior Vice President level (or above) of each of the Companies.
Section 3.28 Bank Accounts; Powers of Attorney. Schedule 3.28 of the Stockholder Disclosure Schedule contains a true, correct and complete list of (i) all bank accounts and safe deposit boxes of the Companies and the Business and (ii) Persons authorized to sign or otherwise act with respect thereto and (iii) a complete and correct list of all Persons holding a general or special power of attorney granted by any of the Companies.
Section 3.29 Standard. Except for the representations and warranties of the Stockholder with respect to Contado and Serfinsa pursuant to Section 3.21, which shall be true and correct in all respects, each of the representations and warranties of the Stockholder with respect to Contado and Serfinsa in this Article III shall be true and correct to the Stockholder’s Knowledge.

Section 3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 6.2(d), neither Stockholder nor any other Person makes any other express or implied representation or warranty on behalf of Stockholder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub each represents and warrants, (except to the extent that any representation or warranty expressly speaks as of the date hereof or another specified date, in which case such representation and warranty shall be given only as of such date) as of the date hereof and as of the Closing to Stockholder as follows:
Section 4.1 Organization and Qualification.
(a) Parent is an exempted limited liability company duly organized, validly existing and in good standing under the laws of Cayman Islands. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth. Each of Parent and Merger Sub has all requisite power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, impair or delay Parent’s or Merger Sub’s ability to perform its obligations hereunder. Merger Sub has heretofore made available to Stockholder a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.
(b) As of immediately prior to the Closing, (i) the authorized capital stock of Merger Sub shall consist of 1,000 shares of Merger Sub Common Stock, 100 of which will be issued and outstanding and will have been duly authorized, validly issued, fully paid and nonassessable, (ii) none of the issued and outstanding shares of Merger Sub Common Stock will have been issued in violation of any preemptive rights, (iii) all issued and outstanding shares of Merger Sub Common Stock will be owned beneficially and of record by Parent, free and clear of all Encumbrances, (iv) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character relating to the shares of Merger Sub Common Stock or under which Parent or Merger Sub is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any equity interests of Merger Sub, and no securities or obligations evidencing such rights will be authorized, issued or outstanding, other than as set forth in this Agreement, (v) no shares of Merger Sub Common Stock will be subject to any voting trust or proxy agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of shares of Merger Sub Common Stock other than as set forth in this Agreement or as created by Stockholder or its Affiliates and (vi) there will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of shares of Merger Sub Common Stock or other equity interests of Merger Sub, except as created by Stockholder or its Affiliates. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The shares of Merger Sub Common Stock constitute all of the issued and outstanding capital stock of Merger Sub and are owned of record and beneficially by Parent free and clear of all Encumbrances.
Section 4.2 Authorization. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and will have full power and authority at the Closing to execute and deliver each of the Ancillary Agreements and other Closing Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement has been duly and validly authorized and of each of the Ancillary Agreements and other Closing Documents to which it is a party will be, when executed and delivered, duly and validly authorized, and no additional corporate or stockholder or similar authorization or consent is required in connection with the execution, delivery and performance by Parent and Merger Sub of this

Agreement or will be required in connection with the execution, delivery and performance by Parent and Merger Sub of any of the Ancillary Agreements and other Closing Documents to which it is a party.
Section 4.3 Consents and Approvals. Other than any filings required under the HSR Act and other Antitrust Laws and the Communications Act, no consent, approval, waiver, authorization, notice, application or filing is required to be obtained by Parent or Merger Sub from, or to be given by Parent or Merger Sub to, or made by Parent or Merger Sub with, any Government Entity or Self-Regulatory Organization or other Person in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements or the other Closing documents referenced herein to which it is a party, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements and the other Closing documents referenced herein to which either of them is a party.
Section 4.4 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements and the other Closing documents referenced herein to which it is a party, and the consummation of the Transactions, do not, in the case of this Agreement, and will not as of the Closing, in the case of this Agreement, the Ancillary Agreements and other Closing documents referenced herein, (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Parent or Merger Sub and (ii) assuming the receipt of all consents, approvals, waivers and authorizations from the Federal Communications Commission, violate or result in a breach of or constitute a default under any Law to which Parent or Merger Sub is subject, other than, in the case of clause (ii), result in breaches, defaults or violations that would not, individually or in the aggregate, materially impair or delay Parent’s or Merger Sub’s ability to perform its obligations hereunder or under the Ancillary Agreements or under the Closing Documents to which either of them is a party.
Section 4.5 Binding Effect. This Agreement, when executed and delivered by Stockholder and the Company, constitutes, and each of the Ancillary Agreements and other Closing documents referenced herein to which Parent or Merger Sub is a party, when executed and delivered by all other parties thereto, will constitute, a valid and legally binding obligation of Parent and Merger Sub, as applicable, enforceable against them in accordance with its terms.
Section 4.6 Finders’ Fees. Except for fees set forth in Schedule 4.6 of the Parents Disclosure Schedule, which will be paid by the Company on behalf of the Parent in accordance with Section 9.8, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any Affiliate of Parent who might be entitled to any fee or commission from Parent in connection with the Transactions.
Section 4.7 Litigation and Claims. There is no Legal Proceeding pending or, to the actual knowledge of Parent (after due inquiry), threatened against Parent or any of its Affiliates that, individually or in the aggregate, would materially impair or delay the ability of Parent or Merger Sub to effect the Closing, obtain the Parent Required Approvals or materially affect the Companies, taken as a whole, whether before or after the Closing. Parent and Merger Sub are not subject to any Order that, individually or in the aggregate, would materially impair or delay the ability of Parent or Merger Sub to effect the Closing, obtain the Parent Required Approvals or materially affect the Companies, taken as a whole, whether before or after the Closing.
Section 4.8 Financing. (a) Parent has delivered to Stockholder true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, among Parent and AIF VII Euro Holdings, L.P. (the “Equity Commitment Letter”), pursuant to which AIF VII Euro Holdings, L.P. has committed, subject to the terms and conditions thereof, to invest the cash amounts set forth therein in the manner set forth therein, and of which Stockholder is a third-party beneficiary and entitled to specific performance of the terms thereof (the “Equity Financing”) and (ii) the executed commitment letter(s), dated as of the date hereof, among Merger Sub and each of Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Merger Sub the amounts set forth therein, of which no less than $50,000,000 of commitments will be made available to Merger Sub under a revolving credit facility (the “Credit Facility”), (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The amounts to be provided pursuant to the Equity Financing, if funded in accordance with the terms of the Equity Commitment Letter, will be sufficient for Parent, when required, to contribute sufficient cash to Merger Sub such that Merger Sub will have, immediately prior to the Closing, without giving effect to the Debt Financing, cash in the amounts set forth in the Equity Commitment Letter. At the Closing, assuming the consummation of Debt Financing, Merger Sub shall have cash in amount sufficient to pay the Closing Payment (without regard to any Estimated Working Capital Adjustment) and the Pre-Closing Dividend.
(b) Except for fee letters with respect to fees, market flex and related arrangements with respect to the Debt Financing (the “Fee Letters”), of which Parent has delivered a true, correct and complete copy to the Company on or prior to the date of this Agreement, such Fee Letters do not contain any conditions precedent to, the funding of the Debt Financing. There are no side letters or other Contracts related to the Financing other than as expressly set forth in the Financing Letters, the Fee Letters and the Engagement Letter delivered to Stockholder prior to the date hereof. None of the Financing Letters, the Fee Letters or the Engagement Letter have been amended or modified and the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect.
(c) As of the date hereof, the Debt Financing Letters and the Equity Commitment Letter are in full force and effect and are the valid, binding and enforceable obligations of Merger Sub with respect to Debt Financing Letters and Parent and the other party thereto with respect to the Equity Commitment Letter, and to the knowledge of Parent, the other parties to the Debt Financing Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Letters and the Fee Letters. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub under the Equity Commitment Letter or the Debt Commitment Letter. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Letters and the Fee Letters will not be satisfied, that the Equity Financing will not be made available to Parent or Merger Sub, as applicable, at or prior to the time contemplated hereunder for the Closing or the Debt Financing will not be made available to the Company at or prior to the time contemplated hereunder for the Closing, except that no representation or warranty is being made as to whether any of Stockholder’s representations or warranties are true or correct or whether Stockholder has complied with its covenants contained in this Agreement.
Section 4.9 Parent Impediments. As of the date hereof, there is no Legal Proceeding pending or, to the actual knowledge of Parent, threatened, nor, to the actual knowledge of Parent, is there any investigation pending, or outstanding Order against Parent or any of its Affiliates that would reasonably be likely, individually or in the aggregate, to materially impair or delay the ability of Parent to obtain the Parent Required Approvals or materially impair or delay the ability of the Parties to effect the Closing.
Section 4.10 Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to Stockholder the duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.
Section 4.11 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and ancillary hereto, including the Debt Financing and/or Alternate Debt Financing, if applicable, and as of the date hereof has engaged in no other business activities. Merger Sub does not have any Liabilities other than (a) under this Agreement, any Ancillary Agreements to which it is or may be a party, Financing Letters, and any document referred to herein or any of the foregoing, (b) in connection with the Transactions or the Debt Financing, and (c) of the Company.
Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 6.3(d), neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub.
ARTICLE V
COVENANTS
Section 5.1 Access and Information. (a) From the date hereof until the Closing, subject to any applicable Laws, Stockholder shall (i) afford Parent and its representatives access, during regular business hours and upon reasonable advance notice, to the Applicable Employees, the Business Assets and the Company Books and Records (including payroll information and employee data), (ii) furnish, or cause to be furnished, to Parent any financial and operating data and other information that is available with respect to the Companies as Parent from time to time reasonably requests in writing and (iii) instruct the Applicable Employees, and its counsel and financial advisors to cooperate with Parent in its investigation of the Companies, including instructing its accountants to give Parent access to their work papers; provided that in no event shall Parent have access to any information that (x) based on advice of Stockholder’s counsel, could create any potential Liability under applicable Laws, including U.S. Antitrust Laws, or could jeopardize any legal privilege or (y) in the reasonable judgment of Stockholder, could (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of Stockholder with respect to confidentiality so long as, with respect to confidentiality, Stockholder has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; provided, further, that a Party may designate certain portions of such documents as being provided on an outside-counsel basis only. All requests for information made pursuant to this Section 5.1(a) shall be directed to an executive officer of Stockholder or such Person or Persons as may be designated by Stockholder. All information received pursuant to this Section 5.1(a) shall be governed by the terms of Section 5.9.
(b) Following the Closing, upon the request of another Party, each of Stockholder, Parent, Merger Sub and the Companies (other than Contado) shall, to the extent permitted by Law and confidentiality obligations existing as of the Closing, grant to a requesting Party and its representatives during regular business hours, the right, at the expense of such requesting Party, to inspect and copy the books, records and other documents in the granting Party’s possession pertaining to the operation of the Companies or the Foreign Equity Investments prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) with respect to Stockholder, for purposes of preparing the requesting Party’s Tax Returns and with respect to the Companies, for any purpose reasonably related to the Transaction; provided that the requesting Party agrees such access will give due regard to minimizing interference with the operations, activities and employees of the granting Party.
Section 5.2 Conduct of Business. (a) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or the Ancillary Agreements or with the prior consent of Parent (such consent not to be unreasonably withheld or delayed), Stockholder shall cause the Companies to conduct the Business in the Ordinary Course, maintain in all material respects its program of capital expenditures and marketing expenditures consistent with past practice and use its commercially reasonable efforts, as applicable, to preserve intact the Business, the Business Assets and its relationships with the counterparties to the Material Contracts and the Applicable Employees.
(b) Without limiting the generality of the foregoing, during the period from the date hereof to the Closing and except as otherwise expressly provided by this Agreement or as required by Law or with the prior consent of Parent (in the case of subsections (b)(iii), (iv), (vii)(C), (viii) or, for the avoidance of doubt with respect to such subsections (b)(xiii), such consent not to be unreasonably delayed or withheld), Stockholder shall not (with respect to the Companies, the Business, the Business Assets or the Company Liabilities), and shall not permit the Companies (other than Contado), and shall use commercially reasonable efforts to not permit Contado to and shall not knowingly cause Contado to:
(i) incur, create or assume any Encumbrance on any Business Asset other than a Permitted Encumbrance;
(ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, or assets of any of the Companies;
(iii) (A) enter into, terminate or materially extend or materially amend any Material Contract (other than the First Amendment to the Subcontracting Agreement), except in the Ordinary Course and except for such amendments as may be reasonably necessary or advisable in order to obtain any required consent therefor or extension under the same material terms or (B) amend the Master Services Agreement, except as provided for pursuant to Section 5.19 hereof;
(iv) settle any claims, actions, arbitrations, disputes or other Legal Proceedings (i) that would result in Stockholder or any of its Affiliates being enjoined in any respect material to the consummation of the Transactions or the Companies, taken as a whole, or (ii) for an amount, in the aggregate, exceeding $500,000.
(v) change any accounting method or practice of the Companies that has a material impact on the Companies, taken as a whole, except in the Ordinary Course or except as required by Law or any Government Entity or Self- Regulatory Organization;
(vi) amend the organizational documents of any of the Companies or cause any of the Companies to enter into or agree to enter into any merger or consolidation with any corporation or other entity or acquire an interest of 5% or more of the outstanding equity interests of any Person, or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the Ordinary Course;
(vii) increase the salary or other compensation of any director or Applicable Employee except for increases in the Ordinary Course or as required pursuant to the terms of the Benefit Plans as of the date hereof, (B) increase the coverage or benefits available under any (or create any new) Benefit Plans other than in the Ordinary Course or (C) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition, change in control or similar agreement or arrangement with any directors or officers of any of the Companies (or amend any such agreement) other than amendments that result in de minimis additional expense;
(viii) knowingly and intentionally do any other act that would cause any representation or warranty of Stockholder in this Agreement to be or become untrue or knowingly and intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue at such time; or
(ix) other than in the Ordinary Course, license any material Company Owned Intellectual Property or permit any material Company Owned Intellectual Property that is subject to a registration or application for registration, to lapse or be abandoned, including failure to renew or maintain registrations therefor;
(x) make any material changes to any insurance coverage or fail to use its commercially reasonable efforts to maintain insurance coverage substantially similar in all material respects to the insurance coverage currently maintained by the Company;
(xi) make any distributions or dividends of EVERTEC Reserve Cash or declare any dividend other than the Pre-Closing Dividend and other than to the extent paid prior to Closing (it being understood that Company may distribute EVERTEC Reserve Cash to the extent that it is EVERTEC Reserve Cash by virtue of it being subject to taxation which does not permit a free transfer to the United States, including the Commonwealth);
(xii) make any Tax election, settle or compromise any Tax liability or file any Tax Return other than on a basis consistent with past practice; or
(xiii) authorize or enter into any agreement or commitment prohibited by this Section 5.2.
Section 5.3 Reasonable Best Efforts. (a) Each of Stockholder, Company, Merger Sub and Parent shall cooperate and use their respective reasonable best efforts (and shall cause their Affiliates (other than Contado and Serfinsa) to use their respective reasonable best efforts) to fulfill or cause to be fulfilled as promptly as practicable the conditions precedent to the other’s obligations hereunder, including securing all consents, approvals, waivers and authorizations required in connection with the Transactions. Without limiting the generality of the foregoing, Merger Sub, Parent and Stockholder shall make all appropriate filings and submissions required by the U.S. Antitrust Laws, the Communications Act and any other Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor.
(b) Stockholder and the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with each of the other Parties and shall furnish to the other Parties all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any competition Law, and in connection with resolving any investigation or other inquiry by any Government Entity under any competition Laws with respect to the Transactions. Stockholder and the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly inform the other Parties of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such Transactions. None of the Parties shall participate in any meeting with any Government Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting. The Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and Legal Proceedings under or relating to the HSR Act or other competition Laws. The cooperation among the Parties shall include, with respect to making a particular filing, providing copies of all such documents to the non-filing Parties and their advisors prior to filing (subject to applicable Law and provided, that the Parties shall not be required to provide to each other any documents or other materials related to a Party’s valuation of the Transactions), and provided further that a Party may designate certain portions of such documents as being provided on an outside-

counsel basis only and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith.
Section 5.4 Tax Matters. (a) Stockholder’s Liability for Taxes. Stockholder shall be liable for (i) any Taxes imposed with respect to the Companies, the Business and the Business Assets, and any income or gain attributable to or derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, including any Taxes arising as a result of the transactions contemplated by the Internal Reorganization Documents, (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes, including Transfer Taxes, imposed with respect to the Companies, the Business and the Business Assets, or any income or gain attributable to or derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, and (iii) Taxes of any Person imposed on any of the Companies or Serfinsa as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction before the Closing;
(b) For purposes of determining Stockholder’s indemnification obligations pursuant to this Section 5.4, the determination of the Taxes attributable to a period prior to the Closing Date shall be determined by assuming two taxable periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit attributable to or derived with respect to the Companies, the Business and the Business Assets shall be allocated between the two taxable periods on a closing of the books basis by assuming that the books of the Companies and Serfinsa were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on the basis of the number of elapsed days in each such period.
(c) Transfer Taxes. All federal, state, Commonwealth, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transactions or the transaction contemplated by the Internal Reorganization Documents, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, the “Transfer Taxes”), shall be borne 100% by Stockholder. Parent, Merger Sub, Stockholder and the Company shall cooperate to minimize any such Transfer Taxes.
(d) Refunds. Any Tax refund (including any interest in respect thereof) received by Parent, the Companies or any Affiliate thereof, and any amounts of overpayments of Tax credited against Taxes that Parent, the Companies or any Affiliate thereof otherwise would be or would have been required to pay, that relate to Taxes for which Stockholder is obligated to indemnify Parent under Section 7.2, will be for the account of Stockholder, and Parent will pay over to Stockholder any such refund or the amount of any such credit within 30 days after the receipt or the application of any such refund or credit to reduce a Tax liability of Parent, the Companies or any Affiliate thereof. Parent and the Company agree to notify Stockholder, as promptly as reasonably practicable, of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Parent and the Company agree to furnish, as promptly as reasonably practicable, to Stockholder all information, records and assistance reasonably necessary to verify the amount of the refund or overpayment in a commercially reasonable manner.
(e) Maintenance of the Company Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, the Companies shall retain all Company Books and Records in existence on the Closing Date and after the Closing Date will provide Stockholder access to such Company Books and Records for inspection and copying by Stockholder, or its agents upon reasonable request and upon reasonable notice.
(f) Allocation. (i) Stockholder, Parent, and the Company agree that, for Tax purposes, a portion of the Closing Payment equal to the fair market value of the covenant in Section 5.6(c) shall be allocated to such covenant. Parent shall hire an independent third party to establish the value for such covenant, and Parent shall deliver a valuation report prepared by such third party (the “Valuation Report”) to Stockholder within 30 days following the Closing Date. The Valuation Report shall be final and binding unless Parent receives from Stockholder a written notice of objection (the “Valuation Dispute Notice”) on or prior to 60 days after delivery of the Valuation Report to Stockholder. The Valuation Dispute Notice shall state in reasonable detail the basis for Stockholder’s objection to the Valuation Report.
(ii) In the event of a dispute, Parent and Stockholder will use reasonable efforts to resolve in writing any such objections, and any such resolution agreed to in writing by Parent and Stockholder shall be final and binding. If Parent and Stockholder do not resolve any such dispute in writing within 30 days after Parent’s receipt of the Valuation Dispute Notice, then Parent and Stockholder shall refer the dispute to the CPA Firm, and the CPA Firm will determine the value of the covenant. Parent and Stockholder shall instruct the CPA Firm to deliver its written determination within 30 days after the dispute is referred to the CPA Firm. The CPA Firm’s valuation shall be conclusive and binding upon Parent, Stockholder and the Company. The cost of any valuation prepared by the CPA Firm shall be borne 50% by Parent and 50% by Stockholder.
(iii) Parent, the Company and Stockholder shall provide to the other parties and their respective accountants reasonable access to all information reasonably necessary to prepare and review the Valuation Report, the Valuation Dispute Notice and/or submissions to the CPA Firm provided for by this Section 5.4(f) including work papers of its accountants, and to any employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Stockholder or Parent to prepare and review such Valuation Report, the Valuation Dispute Notice and/or submissions to the CPA Firm.
Section 5.5 Employee and Benefits Matters. (a) For purposes of this Agreement, each of the Applicable Employees shall become a “Transferred Employee” as of such Applicable Employee’s Effective Hire Date. For purposes of this Agreement, the “Effective Hire Date” shall mean (i) with respect to an Applicable Employee listed on Schedule 1.1(c) Part A of the Stockholder Disclosure Schedule, the Closing Date, (ii) with respect to an Applicable Employee listed on Schedule 1.1(c) Part B of the Stockholder Disclosure Schedule, the later of the Closing Date and the first Business Day after such Applicable Employee returns to active employment and (iii) with respect to an Applicable Employee listed on Schedule 1.1(c) Part C of the Stockholder Disclosure Schedule, the later of the Closing Date and the first Business Day after the Company is able to establish payroll services for such Applicable Employee, provided that in the event an Applicable Employee referenced in this clause (iii) does not become a Transferred Employee as of the Closing Date, such Applicable Employee accepts an Employment Offer. The Company shall make a written offer of employment (an “Employment Offer”) to each of the Applicable Employees referenced in clause (iii) of the immediately preceding sentence prior to the Closing Date, which Employment Offer shall become effective as of the Effective Hire Date applicable to such Applicable Employees and shall comply with the provisions of Section 5.5(b) below. The Company shall take all commercially reasonable steps to establish payroll services with respect to the Applicable Employees listed on Schedule 1.1(c) Part C of the Stockholder Disclosure Schedule as soon as practicable following the date hereof.
(b) Terms of Employment. Merger Sub agrees that, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, each Applicable Employee will be provided with base salary or wage rate (as the case may be) and annual bonus opportunities that are no less than the base salary or wage rate and annual bonus opportunities that are no less than the base salary or wage rate and annual bonus opportunities provided to each Applicable Employee immediately prior to the closing date.
(c) Employee Benefits; Crediting of Service. Immediately following the Closing Date, the Companies shall make available to Applicable Employees (and their eligible spouses, dependents and beneficiaries) employee benefits and compensation plans, programs and arrangements that are substantially comparable in the aggregate to those provided to Applicable Employees (and, as applicable, their eligible spouses, dependents and beneficiaries) under the Benefit Plans, excluding for purposes of determining such comparability defined pension benefits, retiree medical benefits and equity based compensation, immediately prior to the Closing Date without limitations based upon pre-existing conditions (and the amount of year-to-date deductibles incurred by Applicable Employees prior to the Closing Date under the Benefit Plans shall be credited toward satisfaction of deductibles under the employee benefits and compensation plans, programs and arrangements sponsored or maintained by the Companies (the “Company Plans”) for the year in which the Closing Date occurs). From the Closing Date, the Companies shall ensure that the Company Plans grant full credit for all service or employment with, or recognized by, Stockholder and its Affiliates for purposes of eligibility, participation and vesting with respect to any Company Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and, for purposes of eligibility, participation and determining the amount of any benefit with respect to any Company Plan that is a vacation, severance or other program that is affected by seniority and any Company Plan that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any severance plan or sick plan; provided that the Companies’ vacation plan shall be able to offset, for the year in which the Closing Date occurs, the vacation credited to each of the Applicable Employees pursuant to Section 5.5(c), or alternatively the vacation already taken by Applicable Employees during the year in which the Closing Date occurs, according to applicable Law.

(d) Vacation. The Companies shall ensure that their vacation policy grants full credit for purposes of eligibility, participation and determining the amount of any accrued vacation benefits to which any Applicable Employee is entitled pursuant to the vacation policy applicable to such Applicable Employee immediately prior to the Closing Date.
(e) 1165(e) Plan. To the extent allowable by Law, as soon as administratively possible after the Closing Date, the account balances of all Applicable Employees who have an account balance under any Benefit Plan that is a Puerto Rico tax-qualified defined contribution retirement plan (the “Stockholder 1165(e) Plan”) shall be transferred in a trust-to-trust transfer in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Stockholder 1165(e) Plan to a Puerto Rico tax-qualified defined contribution retirement plan maintained by Companies for the benefit of the Applicable Employees (the “Company 1165(e) Plan”). In the case of any Applicable Employee with an outstanding loan balance under the Stockholder 1165(e) Plan, Stockholder and the Companies shall take (or cause to be taken) any and all necessary action, to the extent allowable by Law, to permit the Applicable Employee to transfer such outstanding loan balance to the Company 1165(e) Plan through a direct rollover on or as soon as administratively possible after the Closing Date. Stockholder shall take all reasonable action to cause all Applicable Employees to be fully vested in their account balances under the Stockholder 1165(e) Plan prior to the Closing.
(f) Defined Benefit Pension Plans. Stockholder shall take all reasonable action to cause all Applicable Employees to be fully vested in their defined pension benefits under Stockholder’s defined benefit pension plans prior to the Closing.
(g) Retiree Medical Plan. From and after the Closing, Stockholder shall take all reasonable action to maintain retiree medical benefits under Stockholder’s retiree medical plan for those Applicable Employees who are eligible to receive such retiree medical benefits under such retiree medical plan of Stockholder as of the Closing Date. This Agreement does not limit Stockholder’s ability to terminate or otherwise amend Stockholder’s retiree medical coverage following the Closing; provided, that, as a result of such amendment or termination, such Applicable Employees are treated no less favorably than the employees of Stockholder generally.
(h) IBNR. Stockholder shall retain all liability with respect to any claims by Applicable Employees for benefits under the Benefit Plans, including, without limitation, under Stockholder’s medical plan, arising out of or relating to periods prior to the Closing.
(i) Equity-Based Compensation Plan. Except as set forth in Schedule 5.5(i), Stockholder shall take all reasonable action to cause all Applicable Employees to be fully vested in, and receive payment of, their equity-based compensation awards under Stockholder’s equity-based compensation plan prior to the Closing.
(j) No Third-Party Beneficiaries; Information. Nothing in this Section 5.5, express or implied, (i) is intended to confer on any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement or (ii) shall limit the right of the Companies (A) to terminate any Applicable Employee after the Closing Date (B) to modify the terms or conditions of any Applicable Employee’s employment or (C) to amend or terminate any Company Plan. Stockholder shall provide the Company with such information and records ordinarily maintained by Stockholder that are necessary for the Company to comply with its obligations under this Section 5.5.
(k) Deferred Compensation. Prior to Closing, Stockholder shall or shall cause an Affiliate (other than the Companies) to assume and be liable for any non-qualified deferred compensation obligations of the Companies.
(l) Employee Transition. The Parties shall use their commercially reasonable efforts to (i) establish and have the Companies adopt the Company Plans and (ii) establish all human resource functions necessary to support the day-to-day operations of the Companies and its employees no later than the Closing Date.
(m) Contado and Its Employees. This Section 5.5 shall not apply to Contado or any of its employees.
Section 5.6 Certain Covenants. (a) Stockholder agrees that, during the period commencing on the date hereof and ending on the later of (i) the fifth anniversary of the Closing Date, (ii) the first anniversary of termination of the Amended and Restated Master Services Agreement and (iii) the first date on which Stockholder (together with its Affiliates) holds less than 10% of the outstanding shares of the capital stock of both Holdco and the Company, that neither Stockholder nor any of its Affiliates will directly or indirectly, without obtaining the prior written permission of Parent (i) induce or encourage any employee of the Companies to terminate his or her employment with the Companies, (ii) solicit for employment or any similar arrangement any employee of the Companies or (iii) hire or assist any other

Person in hiring any employee of the Companies; provided that Stockholder and its Affiliates shall not be restricted from (i) accepting referrals for employment made by a placement agency or employment service so long as such placement agency or employment service has not targeted employees of the Companies, (ii) making any general advertisement not targeted at employees of the Companies appearing in a newspaper, magazine, Internet sites or trade publication, or (iii) soliciting or hiring any person who has not been an employee of the Company for at least 180 days prior to being solicited or hired by Stockholder or any of its Affiliates and whom neither Stockholder nor any of its Affiliates, subject to clauses (i) and (ii) of the proviso, have solicited over such 180 day period.
(b) Parent and the Company agree that for the period commencing on the Closing and ending on the second anniversary of the Closing Date, neither Parent (including any of its Affiliates acting at the direction of Parent), Holdco nor the Company (including any of its controlled Subsidiaries or any of its other Affiliates acting at the direction of the Company or to whom information concerning the Companies or an Applicable Employee has been provided) will directly or indirectly, without obtaining the prior written permission of Stockholder, (x) solicit for employment or any similar arrangement any employee of Stockholder or any of its Affiliates with whom Parent or any of its Affiliates came into contact during the discussions relating to, negotiation of and execution of this Agreement or any Ancillary Agreement or who is then currently involved in providing services to the Companies under any Ancillary Agreement or (y) hire or assist any other Person in hiring any employee of Stockholders or any of its Affiliates with whom Parent or any of its Affiliates came into contact during the discussions relating to, negotiation of and execution of this Agreement or any Ancillary Agreement or who is then currently involved in providing services to the Companies under any Ancillary Agreement; provided that Parent, Holdco and the Company shall not be restricted from (x) accepting referrals for employment made by a placement agency or employment service so long as such placement agency or employment service has not targeted employees of Stockholder or any of its Affiliates, (y) making any general advertisement not targeted at employees of Stockholder or any of its Affiliates appearing in a newspaper, magazine, Internet sites or trade publication, or hiring any employees of Stockholder or any of its Affiliates as a result thereof or (z) soliciting or hiring any person who has not been an employee of Stockholders or any of its Affiliates for at least 180 days prior to being solicited or hired by Parent, Holdco or the Company and whom none of Parent, Holdco or the Company, subject to clauses (x) and (y) of the proviso, have solicited over such 180 day period.
(c) Stockholder and its Affiliates shall not until the later of (i) the fifth anniversary of the Closing Date (ii) the termination of the Amended and Restated Master Services Agreement and (iii) the first date on which Stockholder (together with its Affiliates) holds less than 10% of the outstanding shares of capital stock of both Holdco and the Company, directly or indirectly, engage in, manage, control, license, participate in, or own or control a financial interest in a Person (other than the Companies) that engages in, the Business (other than as contemplated in Section 5.6(e)); provided that neither Stockholder nor any of its Affiliates shall be required to terminate Transferred Agreements that cannot be validly transferred to the Company under their terms. Nothing in this Section 5.6(c) shall be deemed to apply (i) to services of the type provided pursuant to the ISO Agreement between BPPR and the Company or (ii) if following the fifth anniversary of the Closing Date, Stockholder (together with its Affiliates) holds less than 10% of the outstanding shares of capital stock of both Holdco and the Company, to services of the type typically provided by Independent Sales Organizations (as such term is defined in the ISO Agreement) to Merchants.
(d) Parent and its Affiliates (other than the Companies) shall not until the first date on which Parent (together with its Affiliates) hold less than 10% of the outstanding shares of capital stock of both Holdco and the Company engage in, manage, control, or own or control an equity interest in (A) a Person (other than the Companies) that engages in, the Parent Restricted Business (other than as contemplated in Section 5.6(f)) or (B) such Persons listed in Schedule 5.6(d) of the Parent Disclosure Schedule.
(e) Notwithstanding Section 5.6(c), neither Stockholder nor any of its respective Affiliates shall be precluded from:(A) owning up to 5% of the voting equity of any publicly traded Person engaged in the Business, provided that such investment is a non-controlling investment or (B) purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any Person engaged in the Business and continuing to operate such existing Business, provided that (x) such existing Business shall not represent more than 20% of the consolidated annual revenues of the business or entity acquired or (y) if such existing Business represents more than 20% of the consolidated annual revenues of the business or entity acquired, Stockholder or its Affiliates, as applicable, divest, sell, dispose of or otherwise transfer, within 12 months of the purchase or acquisition thereof, sufficient assets or businesses of such Business to reduce the consolidated annual revenues that the Business represents of the business or entity acquired to 20% or less.

Section 5.7 Further Assurances. From time to time after the Closing Date, each Party shall, and shall cause its respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by another Party and necessary for the requesting Party to satisfy its obligations hereunder or to complete the Transactions.
Section 5.8 Intellectual Property Matters. Following the Closing, none of the Companies or their Affiliates shall use, and Parent shall cause the Companies and their Affiliates not to use, any Trademarks owned by Stockholder or its Affiliates, or any Trademarks confusingly similar thereto, or other Intellectual Property owned or licensed by Stockholder or its Affiliates, other than pursuant to an agreement. Following the Closing, none of Stockholder or its Affiliates shall use, and Stockholder shall cause its Affiliates not to use, any Trademarks owned by the Companies, or any Trademarks confusingly similar thereto, or use any other Intellectual Property owned by the Companies, other than pursuant to an agreement, where such use would, but for such agreement, constitute an infringement, misappropriation or violation of such Intellectual Property. Following the Closing: (i) none of Stockholder or its Affiliates shall, and Stockholder shall cause its Affiliates not to, hold itself out as affiliated with Parent, the Companies, or any of their respective Affiliates; and (ii) none of the Companies shall, and Parent shall cause each of the Companies not to, hold itself out as affiliated with Stockholder or its Affiliates, in each case except as contemplated by any of the Ancillary Agreements, Internal Reorganization Documents, or this Agreement.
Section 5.9 Confidentiality. Each Party (the “Receiving Party”) agrees that it will, and will cause its Affiliates and its and its Affiliates’ officers, directors, employees, accountants, consultants, advisors and agents to, hold all information concerning another Party (the “Disclosing Party”) or its Affiliates received by the Receiving Party from the Disclosing Party or its Affiliates (other than information which (i) becomes generally available to the public, (ii) was available to the Receiving Party on a non- confidential basis prior to its disclosure by the Disclosing Party or its Affiliates, as the case may be, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Affiliates not known by the Receiving Party to be prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation, (iv) is required or requested to be disclosed by Law or any Government Entity or Self- Regulatory Organization, (v) may be necessary or advisable to be disclosed in order to enforce any of the Receiving Party’s rights pursuant to this Agreement or any Ancillary Agreement, (vi) may be necessary or advisable to be disclosed in connection with any litigation, arbitration, mediation or other similar Legal Proceeding involving the Receiving Party or any of its Affiliates or (vii) may be necessary or advisable to disclose in order for the Receiving Party or its Affiliates, as applicable, to perform their respective obligations pursuant to this Agreement or the Ancillary Agreements) on a confidential basis and not voluntarily disclose (other than pursuant to legal process after an opportunity to restrict or otherwise limit disclosure) to any other Person such information without the prior written consent of the Disclosing Party for a period of three years after the Receiving Party receives the information from the Disclosing Party; provided that Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors in connection with the Financing so long as such Persons enter into a confidentiality agreement or other customary undertakings with respect to such information with Stockholder, its Affiliates and the Company being beneficiaries of each such confidentiality agreement or undertaking. At the Closing, the Parent and Stockholder shall cause the Confidentiality Agreement to be terminated.
Section 5.10 Notification. Prior to the Closing, Stockholder shall, as soon as reasonably practicable, notify Parent (after Stockholder has notice thereof), and Parent shall promptly notify Stockholder (after Parent has notice thereof), and keep such other Party advised, as to any litigation pending or, to Stockholder’s Knowledge or the actual knowledge of Parent, as applicable, threatened against such Party that challenges such Party’s ability to effect the Transactions.
Section 5.11 Financing. (a) Subject to the terms and conditions of this Agreement, Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letters, after giving effect to the market flex terms in the Fee Letter, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Letters or the Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that could reasonably be expected to (x) delay or prevent the Closing (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (z) adversely impact the ability of Parent and Merger Sub to enforce their rights against the other parties to the Financing Letters or the definitive agreements with respect thereto;

provided that Parent and Merger Sub shall have the right to substitute other debt (but not equity financing) for all or any portion of the Debt Financing contemplated by the Debt Commitment Letter from the same and/or alternative financing sources; provided, further, that such substitution shall only be permitted if (i) the terms would not be reasonably expected to delay or prevent the Closing or make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur, (ii) the conditions to the Debt Financing set forth in the Debt Commitment Letter as of the date hereof would not be expanded or modified in a manner that would reasonably be expected to delay or prevent the Closing and (iii) the terms and conditions are not, in the aggregate, less favorable to the Company than those in the Debt Commitment Letter, after giving effect to the market flex terms in the Fee Letters and provided, further, that any such substitute financing shall not obligate any of Stockholder or its Affiliates (other than the Companies) as a surety, guarantor or indemnitor or to extend credit to any Person. Any reference in this Agreement to (A) “Financing,” “Equity Financing” and “Debt Financing” shall include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 5.11 and (B) “Financing Letters,” “Equity Commitment Letter,” “Debt Commitment Letter” and “Fee Letter” shall include such documents as amended or modified in compliance with this Section 5.11.
(b) Merger Sub shall use its reasonable best efforts (i) to maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof, (ii) to negotiate and enter into all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter, including the market flex provisions in the Fee Letter and (iii) to satisfy all conditions to such definitive agreements that are applicable to Parent or Merger Sub that are within their reasonable control and consummate the Financing at or prior to the Closing. Parent shall keep Stockholder and the Company reasonably apprised of the status of the Financing and developments with respect thereto (including giving Stockholder and the Company prompt notice of any material change with respect to such Financing) and shall provide to the Company copies of all material definitive documents related to the Debt Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time (i) any of the Financing Letters shall expire or be terminated for any reason, (ii) any financing source that is a party to any of the Financing Letters notifies Parent or Merger Sub that such source no longer intends to provide financing on the terms set forth therein or (iii) to Parent’s knowledge (without a requirement of due inquiry), any party to any of the Financing Letters is or is alleged to be in breach or default thereunder.
(c) Merger Sub shall use its reasonable best efforts to cause the lenders and any other Persons providing Financing to fund on the Closing Date the Financing required to consummate the Transactions and the other transactions contemplated by the Financing Letters, including by taking enforcement action, if all conditions in the Debt Commitment Letter (other than the availability of the Equity Financing) and all conditions to Closing contained in Article VI are satisfied or waived, or upon funding will be satisfied (other than the condition in Section 6.3(e)).
(d) If the Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason or to include any Prohibited Alternate Debt Terms, or if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (other than as a result of obtaining substitute debt financing in accordance with Section 5.11(a)) (such event, an “Original Financing Failure”), Merger Sub shall use its reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources on terms and conditions not less favorable to Parent or Merger Sub than those contained in the Debt Commitment Letter and the Fee Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, provided that any such Alternate Debt Financing shall not obligate any of Stockholder or its Affiliates other than the Companies as a surety, guarantor or indemnitor or to extend credit to any Person or require the amendment of the terms of any Ancillary Agreements (other than the Stockholders Agreement, the Amended and Restated Holdco Articles of Incorporation and the Amended and Restated Holdco By-laws) in a manner materially adverse to Stockholder (the terms described in this proviso “Prohibited Alternate Debt Terms”). Merger Sub shall not execute a New Debt Commitment Letter or consummate any Alternate Debt Financing, without the written consent of Stockholder, if the terms of the New Debt Commitment Letter or Alternate Debt Financing are, in the aggregate, less favorable to the Stockholder than the Debt Commitment Letters or the Debt Financing, in either case, as of the date hereof. Parent shall promptly provide a true, correct and complete copy of such New Debt Commitment Letter and any related fee letter to Stockholder. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the

“Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter that is not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee or other letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.
(e) In the event of an Original Financing Failure, the Parties agree that Stockholder shall have the right to participate in any alternate financing proposed to be provided by Affiliates of Parent (including any Alternate Debt Financing) on a pro rata basis based on the respective number of Shares to be outstanding pursuant to Section 2.2 following the Closing without giving effect to any such alternate financing.
(f) Parent and Merger Sub shall (i) structure the Financing such that the consideration payable pursuant to this Agreement in respect of any Share is governed by Section 1111 of the PR Code and not by Section 1119(g) of the PR Code, (ii) treat the payment of such consideration accordingly and (iii) not take any action that would cause such treatment to be incorrect.
(g) Notwithstanding anything to the contrary set forth in this Agreement, Parent and Merger Sub shall be entitled to pursue substitute financing, the terms of which may differ from the terms set forth in the Debt Commitment Letters and such substitute financing may not constitute Alternate Debt Financing. No actions taken by Parent, Merger Sub or their Affiliates or representatives in connection therewith shall in and of itself constitute a breach of the obligations of Parent or Merger Sub under this Agreement.
Section 5.12 Financing Cooperation. (a) Prior to the Closing, Stockholder shall, and shall cause each of its Affiliates to, use reasonable best efforts to cause their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, provide to Parent and Merger Sub such cooperation reasonably requested by Parent in connection with the Debt Financing, including:
(i) participating in a customary and reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies and assisting Parent and Merger Sub in obtaining ratings as contemplated by the Debt Financing;
(ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda;
(iii) as promptly as reasonably practical, furnishing Parent and Merger Sub and their Debt Financing sources with financial and other information regarding the Company and its subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s or Merger Sub’s preparation of pro forma financial statements), including financial statements, financial data, projections, audit reports and other information of the type required by
Regulation S-X and Regulation S-K of the Securities Act of 1933 for a registered public offering, and of type and form customarily included in private placements under Rule 144A, to consummate the offering(s) of debt securities contemplated by the Debt Financing, or as otherwise reasonably required in connection with the Debt Financing, or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing (all such information in this clause (iii), the “Required Information”);
(iv) executing and delivering any credit agreement, customary and reasonable pledge and security documents, indentures, purchase agreements, currency or interest hedging arrangements, other definitive financing documents, officer’s certificates, customary closing documents, or other certificates or documents with respect to the Debt Financing contemplated by the Debt Financing as may be reasonably requested by Parent (including customary consents of accountants for use of their reports in any materials relating to the Debt Financing) or otherwise reasonably facilitating the pledging of collateral;
(v) furnishing Parent and Merger Sub and their Financing sources as promptly as practicable all financial information required to be delivered pursuant to the Debt Commitment Letter and monthly financial statements for the Company within fifteen (15) days of the end of each month prior to the Closing Date;

(vi) executing and delivering, as of the Closing Date, a certificate of the chief financial officer of the Company with respect to solvency matters;
(vii) assisting Parent and Merger Sub to obtain waivers, consents, estoppels and approvals from other parties to material leases, Encumbrances and Contracts to which the Company or any subsidiary is a party and arranging discussions among Parent and Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Closing Date;
(viii) taking all corporate actions, subject to the occurrence of the Closing Date, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing (including any high yield financing), and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to the Company on the Closing Date to consummate the Transactions);
(ix) cooperating with Parent and Merger Sub in their efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, appraisals, engineering reports, environmental and other inspections, title insurance and other documentation and items relating to the Debt Financing, as reasonably requested by Parent; and
(x) taking all actions reasonably necessary to (x) permit the prospective lenders involved in the Debt Financing to evaluate the Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that (A) nothing herein shall require such cooperation to the extent it would require Stockholder or its Affiliates to waive or amend any terms of this Agreement, incur any Liabilities, pay any fees, reimburse any expenses or give any indemnities, in each case, with respect to the Debt Financing (other than with respect to a purchase agreement in connection with a high yield financing), prior to the Closing for which it has not received prior reimbursement by or on behalf of Parent or Merger Sub, (B) nothing herein shall require such cooperation from Stockholder or its Affiliates to the extent it would unreasonably interfere with the ongoing operations of Stockholder or its Affiliates, (C) no action, Liability or obligation of Stockholder or its Affiliates under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Closing (other than with respect to a purchase agreement in connection with a high yield financing) and (D) any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Debt Financing shall contain disclosure and financial statements reflecting the Company as the obligor.
(b) Merger Sub shall indemnify Stockholder, its Affiliates and their respective directors, officers, stockholders, partners, members and employees and their heirs, successors and permitted assigns, each in their capacity as such (collectively, the “Indemnitees”), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of Third-Party Claims, Direct Claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of the Debt Financing (including any purchase agreement in connection with a high yield financing), any other financing and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, except to the extent such Losses result from such Indemnitee’s gross negligence or willful misconduct.
(c) Stockholder and the Company hereby consent to the use of their logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Stockholder or any of its Affiliates (including the Companies) or the reputation or goodwill of Stockholder or any of its Affiliates (including the Companies).
(d) The Company will take reasonable best efforts to periodically update Required Information provided to Parent and Merger Sub pursuant to clause (iii) of Section 5.12(a) as may be necessary such that the Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.
Section 5.13 Internal Reorganization. From and after the date hereof Stockholder shall not and shall cause the Stockholder Parties and the Companies not to, amend, modify, terminate, supplement or waive any term or provision of the Internal Reorganization Documents or the IP Purchase & Sale Agreement without the prior written consent of Parent. Following the date hereof, Stockholder shall and shall cause its Affiliates to use reasonable best efforts to complete any transactions contemplated by the Master Reorganization Agreement (as Amended by the MRA Amendment) and the Business Transfer Agreement not completed prior to the date hereof as promptly as practical, including without limitation the transfer of any Foreign Shares or Foreign Equity Interests following compliance with the applicable transfer restrictions including rights of first refusal. In furtherance of the foregoing and subject to such transfer restrictions, to the extent any of the Foreign Equity Interests are not transferred to the Company prior to the Closing, Stockholder shall and shall cause its Affiliates to transfer such Foreign Equity Interest to the Company in accordance with the terms of the Master Reorganization Agreement as amended by the MRA Amendment.
Section 5.14 Access to Stockholders Insurance. To the extent any insurance claims are included in the Transferred Assets, or to the extent there are insurance claims primarily related to the Companies or the Business (other than Contado) under any occurrence-based insurance policies covering events related to the Companies or the Business occurring prior to the Closing (each a “Pre-Closing Claim”) then Stockholder shall cooperate with the Company and take all commercially reasonable actions as may be required to assist the Company in obtaining amounts payable under such Pre-Closing Claims; provided that nothing herein shall require Stockholder and/or its Affiliates (other than the Companies) to maintain or preserve in effect any policies of insurance post-Closing. Stockholder (or its designee) will reasonably promptly remit to the Company any and all amounts recovered pursuant to Stockholder’s insurance for any Pre-Closing Claim. Parent and the Company shall provide all assistance and information reasonably requested by Stockholder in connection with processing of Pre-Closing Claims and providing information to its insurance underwriters. The Company shall promptly reimburse Stockholder for all of its out-of-pocket costs and expenses incurred in providing the assistance described in this Section 5.14.
Section 5.15 Indebtedness. Stockholder shall cause the Companies (other than Contado) to have no outstanding Indebtedness as of the Closing (other than the Debt Financing).
Section 5.16 Pre-Closing Dividend. Prior to Closing, the Company shall declare a dividend on its Shares outstanding as of immediately prior to the Closing Date in an aggregate amount in cash of $56,000,000.00 (“Pre-Closing Dividend”). Such Pre-Closing Dividend shall be paid immediately following the Closing.
Section 5.17 Certain Ancillary Agreement and Organizational Documents.
Parent, Merger Sub and Stockholder shall use reasonable best efforts to:
(a) promptly negotiate in good faith and finalize the terms and conditions of the Stockholders Agreement, the Amended & Restated Holdco Articles and the Amended & Restated Holdco By-Laws;
(b) promptly negotiate in good faith and finalize the terms and conditions of the Amended & Restated Articles of Incorporation of the Company (the “Amended EVERTEC Articles”) and the Amended & Restated By-Laws of the Company (the “Amended EVERTEC By-laws”);
(c) promptly negotiate in good faith and finalize the terms and conditions of the Amended ATH Network Participation Agreement;
(d) promptly negotiate in good faith and finalize the terms and conditions of the Amended & Restated Leases;
(e) promptly negotiate in good faith and finalize the terms and conditions of the Technology Escrow Agreement and appoint the Technology Escrow Agent;
(f) promptly negotiate in good faith and finalize the terms and conditions of the Amended & Restated TicketPop Service Agreement;
(g) promptly negotiate in good faith and finalize the terms and conditions of the Amended & Restated ISO Agreement;
(h) promptly negotiate in good faith and finalize the terms and conditions of the Transition Service Agreement; and
(i) promptly negotiate in good faith and finalize the terms and conditions of an agreement (the “ATH Network Support Agreement”) containing provisions inter alia for Stockholder to promote and support the ATH brand consistent with past practice during the term of the Amended and Restated Master Services Agreement.
Section 5.18 ATH Network Participation Agreement. From the date hereof until the Closing Date, if BPPR desires to (i) implement any “Development Project” (as such term is defined in the Form Network Participation Agreement), Parent shall cause BPPR to grant the Company a right of first refusal with respect to the Development Project (the notice periods and other terms relating to the trigger and exercise of the right of first refusal shall be the same as those set forth in the right of first refusal contained in Amended and Restated Master Services Agreement) and (ii) modify, change, enhance or upgrade any service provided under the 2000 ATH Network Participation Agreement (or any rider thereto) or obtain a new Service (as such term is defined in the Form Network Participation Agreement), Parent shall cause BPPR to obtain any of the foregoing from the Company.
Section 5.19 New Service Addenda. Stockholder or any of its Affiliates, as applicable, on the one hand, and the Company, on the other hand, shall promptly negotiate in good faith and enter into (i) the Amended & Restated Services Agreement for Merchant and Electronic Payment Services to Government Entities, (ii) the Collocation Services Addendum, (iii) the Disaster Recovery Service Addendum, and (iv) any other service addendum that the Company and Stockholder (or any of its Affiliates) determine to be reasonably necessary or advisable (collectively, the “New Service Addenda”). Each New Service Addendum shall have a duration that is coterminous with the Amended & Restated Master Services Agreement (or, in the case of an addendum that relates to a definitive project, the time necessary to complete such project (as agreed by Parent and Stockholder)) and other terms that are satisfactory to Parent and Stockholder.
Section 5.20 Cash Depot Agreement. (a) Promptly following the execution of this Agreement, Stockholder shall cause BPPR to use its reasonable best efforts to obtain the consent of the FRBNY and the PR Bankers Association to the assignment by BPPR to the Company of BPPR’s rights and obligations under the Cash Depot Agreement.
(b) From the Closing until the earliest of the termination of the Master Services Agreement, the termination of the ISO Agreement and the assignment of the Cash Depot Agreement by Stockholder to the Company, Stockholder shall cause BPPR to use its reasonable best efforts not to take any action that would (i) cause the termination of the Cash Depot Agreement or (ii) deprive the Company of the economic benefit that it derives from the Cash Depot Agreement.
Section 5.21 GM Group Waiver. Prior to the Closing the Stockholder shall, and shall cause the Company to obtain and deliver to Parent a full and irrevocable waiver and release of any obligations (the “GM Group Obligations”) contained in Section 9.15 of that certain Stock Purchase Agreement by and among Stockholder and GM Group, Inc. and its former stockholders party thereto (the “GM Stockholders”) from such GM Group Stockholders.
Section 5.22 Required Stockholder Approval. Immediately following the execution hereof, the Stockholder shall deliver to the Company and Parent the duly executed Stockholder Written Consent.
Section 5.23 Post-Closing Access and Cooperation. From and after the Closing, the Stockholder shall and shall cause its Affiliates to continue to provide the cooperation required by Section 5.12 during periods following the Closing to the extent such cooperation is reasonably necessary in connection with the Debt Financing, subsequent registration statements, post-closing accounting, any audit of the closing balance sheet, income statement and cash flows from January 1, 2010 through Closing, preparation of comparable quarterly financial information in respect of periods ended prior to the Closing, SEC reporting obligations and analysis after the Closing relating to any period prior to the Closing; provided that the Company shall pay any direct, out of pocket expenses incurred by Stockholder in connection with such cooperation.
Section 5.24 Obligation to Make Payments. (a) So long as any payment is required to be made by Stockholder pursuant to this Section 5.24, Company shall deliver to Stockholder, within 15 days of the end of each fiscal quarter for which Stockholder must make a payment pursuant to this Section 5.24, a written statement setting forth the calculation of each such payment in reasonable detail permitting Stockholder to verify Company’s calculation of each such payment, which payment shall be in amounts calculated in the same manner as was used in the preparation of the financial projections included in the Confidential Information Memorandum. Company shall provide Stockholder access to such information as is necessary to validate the statement delivered by Company to Stockholder pursuant to this Section 5.24 (a). Company and Stockholder shall negotiate in good faith to resolve any disputes regarding the calculation of any payment.
(b) During the period from the Closing Date to the earlier of (i) the termination of the agreement set forth on Schedule 5.24 of the Stockholder Disclosure Schedule and (ii) February 29, 2012, Stockholder shall make a quarterly payment to Company in an amount equal to the payment with respect to the merchant identified in such agreement for the immediately preceding fiscal quarter within 30 days of the end of such fiscal quarter.

Section 5.25 Covenants Regarding Third Party License Agreements.
(a) Assignment. On the terms and subject to the conditions set forth in this Section 5.25, at the Closing, Stockholder shall and, shall cause each of its Affiliates (as applicable) to, assign, transfer, convey and deliver to the Company and the Company shall accept from Stockholder all of Stockholder’s and each of its Affiliate’s right, title, and interest in and under the IP Agreements set forth on Schedule 5.25, free and clear of all Encumbrances except for Permitted Encumbrances, (the “Transferred Stockholder IP Agreements”).
(b) Closing Deliverable. At the Closing, Stockholder shall deliver, or cause to be delivered, to Parent an assignment and assumption agreement, in the form and substance reasonably acceptable to Stockholder and Parent, as may be necessary to affect the assignment, transfer, conveyance and delivery to the Company of the Transferred Stockholder IP Agreements.
(c) Transfer Consents. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment, transfer, conveyance or delivery or attempted assignment, transfer, conveyance or delivery to the Company of any Transferred Stockholder IP Agreement or any right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (“Transfer Consents”), Stockholder shall and, shall cause each of its Affiliates (as applicable) to, use commercially reasonable efforts to obtain such Transfer Consents prior to Closing, provided that, if any such Transfer Consents shall not have been obtained prior to the Closing, the Closing shall proceed without the assignment, transfer, conveyance or delivery of such Transferred Stockholder IP Agreement, unless the failure to assign, transfer, convey or deliver any such Transferred Stockholder IP Agreement prior to Closing would result in a Material Adverse Effect (taking into consideration the obligations of Stockholder under this Section 5.25) (an “IP MAE”). In the event that the Closing occurs without the assignment, transfer, conveyance or delivery of any Transferred Stockholder IP Agreement or any right or benefit arising thereunder, then following the Closing, the Stockholder shall use its commercially reasonable efforts to obtain promptly any necessary Transfer Consents, and the Company shall cooperate as reasonably requested by the Stockholder in connection with the foregoing; provided that none of the Companies shall have any obligation to give any guarantee or pay any consideration of any nature for obtaining such Transfer Consent or to consent to any change in or otherwise compromise the terms of any agreement or arrangement which the Company reasonably deems to be adverse to the Business (each such action being a “Concession”). Until such Transfer Consent has been obtained, Stockholder shall use commercially reasonable efforts to provide to the Companies and any of their Affiliates, through any reasonable and lawful arrangement, rights and benefits substantially equivalent to those the Companies and their Affiliates would have received under such Transferred Stockholder IP Agreement had the Transferred Stockholder IP Agreement been assigned to the Companies at the Closing, and the Companies shall cooperate as reasonably requested by the Stockholder in connection with the foregoing, without any obligation to make a Concession. Once the Transfer Consent for the assignment, transfer, conveyance or delivery of any Transferred Stockholder IP Agreement not assigned, transferred, conveyed or delivered at the Closing is obtained, Stockholder shall or shall cause its relevant Affiliates to, promptly, assign, transfer, convey and deliver such Transferred Stockholder IP Agreement to the relevant Companies and/or their Affiliates free and clear of all Encumbrances except for Permitted Encumbrances.
(d) Equivalent IP Arrangements. To the extent that, (i) within 90 days of the Closing Date, it is determined by Stockholder, with the consent of Parent (such consent not to be unreasonably withheld or delayed) that any Transferred Stockholder IP Agreement cannot be assigned, transferred, conveyed or delivered upon the Closing pursuant to this Section 5.25(d), or (ii) there is any other Stockholder IP Agreement, other than a Transferred Stockholder IP Agreement, under which a third party grants a license of Intellectual Property to Stockholder or any of its Affiliates (including the Companies) (collectively, (i) and (ii), a “Relevant Unassigned License”), then Stockholder shall use its commercially reasonable efforts to obtain promptly an alternative arrangement designed to provide the Companies and their Affiliates with substantially equivalent rights, benefits, costs and obligations, for a substantially equivalent term, in each case, as the Relevant Unassigned License as of the Closing (each, subject to the following proviso, an “Equivalent IP Arrangement”); provided that, such obligation shall apply (A) only with respect to those versions of the software or other technology, including any future enhancements or updates, used or authorized for use by the Companies or any of their Affiliates prior to Closing under the Relevant Unassigned License (or, if such versions are no longer available, the most comparable version that is reasonably available), and (B) only in respect of the scope, extent and manner of the Companies or any of their Affiliates’ authorized use of such software or other technology prior to Closing (collectively, (A) and (B), the “Baseline Usage”). Company shall cooperate as reasonably requested by the Stockholder in connection with the foregoing, without any obligation to make a Concession, other than, subject to Stockholder’s payment obligations in subsection (e) below, assuming all rights and obligations accruing after the Closing Date under the Transferred Stockholder IP Agreement and entering into the relevant Equivalent IP Arrangement, as applicable (the “Relevant Concession”). Upon obtaining such Equivalent IP Arrangement, the relevant Transferred Stockholder IP Agreement shall no longer be deemed to be a Transferred Stockholder IP Agreement for purposes of this Section 5.25.
(e) Payment for Transfer Consents and Equivalent IP Arrangements. Stockholder agrees to pay (i) direct, out-of- pocket costs payable to the applicable licensor or distributor solely in consideration of (A) obtaining the Transfer Consent for each relevant Transferred Stockholder IP Agreement, and (B) the establishment of each Equivalent IP Arrangement with respect to the applicable Baseline Usage thereunder; and (ii) with respect to any Equivalent IP Arrangement, which requires any Companies’ implementation of any new or updated software or technology (“Implementation”), any reasonable direct, out of pocket expenses, including any consultant or programmer fees, incurred in connection with such Implementation, to the extent that the Companies do not have the resources and/or know-how internally to complete such Implementation; provided, however, that, except as expressly set forth in subsection (f) below, Stockholder shall have no obligation or liability with respect to any subscription, maintenance or other recurring fees applicable to or arising from any period of use after the Closing.
(f) Incremental License Cost. If and to the extent that any (i) Transferred Stockholder IP Agreement that is transferred, assigned or conveyed to Company, or (ii) Equivalent IP Arrangement (collectively, (i) and (ii), the “Relevant IP Agreements”), require the payment by any of the Companies or their Affiliates of license, subscription or maintenance fees with respect to the Baseline Usage during the period from the Closing until the fifth anniversary thereafter (the “Relevant Period”) that are higher than those fees paid or payable by or on behalf of the Companies with respect to the Baseline Usage immediately prior to Closing (the “Increased License Cost”), the Stockholder shall pay to the Company an amount equal to such incremental increase in documented, direct and out-of-pocket costs actually paid by the Companies to the applicable licensor under the Transferred Stockholder IP Agreements and Alternative IP Agreements for the Baseline Usage during the Relevant Period. The foregoing obligation of the Stockholder is conditioned upon (i) the Companies using commercially reasonable efforts to obtain a price that does not result in an Increased License Cost for the Baseline Usage, without any obligation to make a Relevant Concession, (ii) the Companies providing at least thirty (30) days written notice to the Stockholder prior to entering into any agreement that would impose an Increased License Cost, and (iii) upon Stockholder’s reasonable request, Companies’ providing reasonable cooperation with Stockholder in seeking on behalf of the Companies a license agreement on substantially equivalent terms and use right that would not impose an Increased License Cost without any obligation to make a Relevant Concession. In addition, the Companies shall provide all information reasonably requested by Stockholder to verify any claim of Increased License Cost.
(g) As used in this Section 5.25, each use of “Affiliate(s)” of an entity shall mean Affiliates of such entity as of immediately prior to the Closing.
Section 5.26 Sale of Assets. (a) At any time prior to the Closing, Parent may deliver to Stockholder a written notice (i) requesting that the Company and Stockholder use commercially reasonable efforts to sell all of the capital stock and/or assets of EVERTEC de Venezuela, C.A. (“EV”) for cash on terms and conditions reasonably acceptable to Stockholder (an “EV Sale”) or (ii) requiring Stockholder purchase EV from the Company (“EV Transfer”) at or prior to the Closing for a purchase price equal to the EV Proportional Value (as defined below), unless an EV Sale is consummated prior to Closing. For a period of six months commencing immediately following the Closing, Parent may cause the Company to pursue an EV Sale without the consent of Stockholder. In such event, Parent will deliver a notice to such effect to Stockholder, and Stockholder shall have the right to control the sale process of the EV Sale. If the EV Sale or EV Transfer occurs following Closing, Stockholder shall indemnify the Company for any Taxes resulting from such sale or transfer, as if such sale or transfer was consummated prior to Closing, taking into account the Company’s basis in EV at the actual time of sale. Stockholder and Parent will use commercially reasonable efforts to cooperate with any EV Sale or EV Transfer.
(b) If the aggregate proceeds to the Company in an EV Sale is less than an amount equal to the product of eight multiplied by EBITDA for EV for the last twelve months immediately prior to the EV Sale (which in no event shall be less than the amount set forth in Schedule 5.26(b) of the Stockholder Disclosure Schedule) (the “EV Proportional Value”), Stockholder will pay to the Company the amount of any such deficiency promptly after consummation thereof. If the Company has not consummated an EV Sale within 180 days after Parent delivers a notice requesting an EV Sale, the Company will have the right to sell EV to Stockholder for an aggregate cash purchase price equal to the EV Proportional Value. In connection with an EV Sale or EV Transfer, neither the Company nor any of its Subsidiaries will be obligated to incur any Liabilities.
Section 5.27 Stockholder Contracts. (a) Assignment. On or prior to Closing, the Stockholder shall and shall cause its Affiliates (other than the Companies) to assign, transfer, convey and deliver to the Company or one of its Subsidiaries, and Company or one of its Subsidiaries, as applicable, shall accept from the Stockholder and its Affiliates, as applicable, all right, title and interest in and under all Stockholder Contracts other than any IP Agreements (which are separately covered under Section 5.25) (collectively the “Transferred Stockholder Contracts”).
(b) Closing Deliveries. At the Closing, Stockholder shall deliver, or cause to be delivered, to Parent an assignment and assumption agreement, in the form and substance reasonably acceptable to Stockholder and Parent, as may be necessary to effect the assignment, transfer, conveyance and delivery to the Company of the Transferred Stockholder Contracts.
(c) Consent and Work Around. In the case of any Stockholder Contracts that are not by their terms or by applicable Law assignable or transferable, Stockholder shall, and shall cause it Affiliates, to use reasonable best efforts to obtain, or cause to be obtained, on or prior to the Closing, any consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity or third party necessary to assign or transfer to the Company or any of its Affiliates the benefit thereof. The Company or an Affiliate of the Company shall reasonably cooperate with Stockholder in such manner as may be reasonably requested in connection therewith. In the event any consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity or third party to an assignment or transfer contemplated hereby is not obtained on or prior to the Closing Date, Stockholder shall continue to use Reasonable Best Efforts to obtain any such any consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity or third party after the Closing Date for a period of six (6) months from the Closing Date or until such time as such any consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity or third party has been obtained or made or it shall become reasonably apparent that such consent or approval is not forthcoming, whichever is shorter, and Stockholder agrees, and agrees to cause its applicable Affiliates, to enter into any appropriate and economically feasible arrangement (a “Work-around”) to provide that the Company or its Affiliate, as applicable, shall receive Stockholder’s (or its Affiliates) interest in the benefits under any such Stockholder Contract, provided that the Company or its Subsidiaries shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent the Company or its Subsidiary would have been responsible therefor if such any consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity or third party had been obtained, in which case such Stockholder Contract will be treated as a Stockholder Contract for all purposes hereunder to the extent of such Work-around. No Stockholder Contract shall be deemed a Transferred Stockholder Contract hereunder unless and until any required any consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity or third party has been obtained or made, except to the extent that a Work-around has been implemented.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1 Conditions to the Obligations of the Parties. The obligations of Stockholder and the Company, on the one hand, and Parent and Merger Sub, on the other hand, to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:
(a) HSR Act and other Competition Laws. The waiting periods applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and the consents, notices, reports and other filings required to be made or obtained in connection with the Transaction at or prior to the Closing under other competition Laws shall have been made or obtained.
(b) No Prohibition; Other Matters. No Government Entity shall have commenced any legal action or proceeding against Stockholder or Parent or their respective Affiliates to enjoin or otherwise prohibit the consummation of the Transactions, which legal action or proceeding has a reasonable probability of succeeding on the merits. No Law shall be in effect enjoining or otherwise prohibiting the consummation of the Transactions.

(c) Consents and Approvals. All Stockholder Required Approvals and all Parent Required Approvals shall have been obtained.
(d) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company’s stockholders in accordance with the CGCL and the Company Articles and Company By- laws.
(e) Financing. Merger Sub shall receive sufficient cash in order to fund the Closing Payment (without regard to Estimated Closing Working Capital Adjustment), the Pre-Closing Dividend, the Stockholder Transaction Expenses and the Parent Transaction Expenses.
Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of Stockholder (i) set forth in this Agreement (other than those in Sections 3.1, 3.2, and 3.5) shall be true and correct, without giving effect to any limitation as to any materiality, Material Adverse Effect (or similar) qualifiers set forth therein, as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date); it being understood that any materiality limitations that describe the contents of a Schedule (A) shall not be disregarded for the purposes of the matters required to be disclosed thereon and (B) shall not be disregarded for the purposes of the Historical Financial Statements and fairly representing the financial condition and results of operations and cash flows of any entity or business; provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties of Stockholder are not so true and correct, unless the failure of such representations and warranties of Stockholder to be so true and correct would, individually or in the aggregate, have a Material Adverse Effect; and (ii) set forth in Sections 3.1, 3.2, and 3.5 shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) without giving effect to any limitation as to materiality or Material Adverse Effect (or similar) qualifiers set forth therein.
(b) Covenants. Each of the covenants and agreements of Stockholder or the Company to be performed on or prior to the Closing shall have been duly performed in all material respects.
(c) Ancillary Agreements. Stockholder and the Company shall have executed and delivered the Ancillary Agreements and the other documents required by Section 2.7 to which it is a party or signatory.
(d) Certificate. Parent shall have received a certificate, signed by a duly authorized officer of Stockholder and dated the Closing Date, to the effect that the conditions set forth in Section 6.2 have been satisfied.
(e) Adjusted EBITDA. Adjusted EBITDA for the four (4) most recent full fiscal quarters ending at least 45 days prior to the Closing Date shall not be less than $109,523,810.00; provided, however, that if the EV Sale or EV Transfer has not occurred prior to Closing, the Adjusted EBITDA shall be adjusted accordingly.
(f) Internal Reorganization. The Stockholder and its Affiliates shall have consummated all the transactions contemplated as part of the Internal Reorganization to the extent any such transactions were not consummated prior to the date hereof.
(g) Master Services Agreement. (i) Stockholder shall have delivered to Parent (x) the Anti-Spam and Anti-Virus Management Services Addendum between the Company and Banco Popular North America entered into under the 2004 Master Services Agreement and (y) each of the statements of work currently in effect that were executed by the Company and Stockholder or its Affiliates under the 2004 Master Services Agreement; and (ii) Stockholder shall have delivered an amendment to each service addendum and statement of work entered into under the 2004 Master Services Agreement to (x) extend the duration of such addendum so that it is coterminous with the Master Services Agreement (or, in the case of an addendum relates to a definitive project, the time necessary to complete such project (as agreed by Parent and Stockholder)) and (y) delete any termination without cause or termination for convenience provision.
(h) Absence of Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect and no event, circumstance or condition shall exist which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including an IP MAE.

Section 6.3 Conditions to the Obligations of Stockholder and the Company.
The obligation of Stockholder and the Company to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing (or in the case of clause (d), simultaneously with the Closing) of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of Parent or Merger Sub (i) set forth in this Agreement that is qualified by a materiality (or similar) qualifier shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing and (ii) contained in this Agreement that is not qualified by materiality (or similar) qualifier shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing.
(b) Covenants. Each of the covenants and agreements of Parent or Merger Sub to be performed on or prior to the Closing shall have been duly performed in all material respects.
(c) Ancillary Agreements. Parent and Merger Sub shall have executed and delivered the Ancillary Agreements and the other documents required by Section 2.6 to which it is a party or signatory.
(d) Certificate. Stockholder and the Company shall have each received a certificate, signed by a duly authorized officer of Parent and dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
ARTICLE VII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section 7.1 Survival. The representations and warranties of Stockholder and Parent or Merger Sub contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. All representations and warranties set forth in this Agreement and all claims with respect thereto shall terminate on April 1, 2012, except that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4(i), 3.5, 3.15(a), 3.21(a) (other than the final sentence thereof),(c) and (d), 3.26(a) and (b), 4.1, 4.2, 4.3, 4.4(i), 4.5 and 4.11 (the “Fundamental Representations”) shall survive forever, (ii) the representations and warranties contained in Section 3.18 shall expire 90 days following the expiration of the applicable statute of limitations (iii) the representations and warranties contained in Section 3.14 and 3.25 (the “Extended Survival Representations”) shall expire on April 1, 2013 and (iv) any representation or warranty, and any Liability with respect thereto, that would otherwise terminate in accordance with this Section 7.1 shall continue to survive if a notice of a claim for a breach or inaccuracy of such representation or warranty shall have been timely given under this Article VII on or prior to such termination until such claim has been satisfied or otherwise resolved as provided in this Article VII, but only with respect to such claim.
Section 7.2 Indemnification by Stockholder. (a) Stockholder hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Parent and its Affiliates and their respective directors, officers, stockholders (other than Stockholder or any of its Affiliates in the case of the stockholders of the Companies after the Closing), partners, members and employees (other than the Applicable Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Parent Indemnified Parties,” and collectively with the Stockholder Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses, including fines and penalties (including reasonable attorney’s fees and expenses) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Parent Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly relating to or arising out of (i) subject to Section 7.2(b), any breach or inaccuracy of any representation or warranty made by Stockholder contained in this Agreement for the period such representation or warranty survives, (ii) any material breach of any covenant or agreement of Stockholder contained in this Agreement, (iii) any material breach of any covenant or agreement of the Company occurring on or prior to the Closing, (iv) any Taxes for which Stockholder is responsible in accordance with Section 5.4, (v) any Liability to the extent resulting from any Company being an Affiliate of Stockholder, any Selling Party or their respective Affiliates, (vi) any Losses arising out of or resulting from the transactions contemplated by the Internal Reorganization Documents, (vii) any Liability to the extent arising out of or resulting from pre-Closing acts or failures of fiduciary responsibilities of any director or officer of any Company to the extent insured under Stockholder’s insurance existing as of the date hereof, (viii) any Losses arising out of or related to the GM Group Obligations, any payments arising out of or related to any of the obligations set forth on Schedule

7.2 or the existing ownership of any equity interest in Evertec/Latam by any party other than PIBI, Popular or the Company or any rights of first refusal by any equity owner thereof, (ix) any violations of International Trade Law, the BSA or U.S. Export Control Laws committed by the Companies from and after May 1, 2005 through the Closing, and (x) any Loss arising out of or relating to (A) the failure of (i) a Transferred Stockholder IP Agreement to be assigned, transferred, conveyed and delivered at the Closing, or (ii) the Stockholder to establish for the Companies an Equivalent IP Arrangement that enables the Companies to engage in the Baseline Usage after Closing as set forth in Section 5.25(d), and (B) the third party licensor under any Transferred Stockholder IP Agreement or any Unassigned License Agreement asserts a claim of infringement against the Companies with respect to the Baseline Usage occurring during the Relevant Period; provided that, the foregoing indemnification obligation will not apply with respect to any Baseline Usage for which the Companies decline to accept a Transferred Stockholder IP Agreement or Equivalent IP Arrangement, that would, if accepted, render such usage non-infringing. Notwithstanding anything else to the contrary in this Article VII, any indemnification by Stockholder of the Parent Indemnified Parties shall be without duplication as between Parent and the Companies (and their respective directors, stockholders (other than Stockholder or any of its Affiliates in the case of the Companies after the Closing), partners, members and employees), including, for illustrative purposes, that Stockholder shall not be required to also indemnify Parent with respect to Losses incurred with respect to a diminution in value of its Shares on or after the Closing in the event that the Company has been indemnified by Stockholder pursuant to this Agreement with respect to the facts giving rise to a claim of indemnification hereunder and vice versa.
(b) Except with respect to fraud, willful misconduct and any breach or inaccuracy of any Fundamental Representation and the Extended Survival Representations, from and after the Closing Stockholder shall not be liable to the Parent Indemnified Parties for any Losses with respect to the matters referred to in Section 7.2(a)(i) with respect to any individual claim or related claims unless such claim or claims, as applicable, involve Losses in excess of $10,000 (and such item or related items involving Losses equal to or less than $10,000 shall not be applied or consolidated for calculating the Deductible or the Cap), and unless the Losses therefrom exceed an aggregate amount equal to $5,000,000 (the “Deductible”) and then only for Losses in excess of that amount and up to an aggregate amount equal to $100,000,000 (the “Cap”). Notwithstanding the foregoing, this Section 7.2(b) does not apply to indemnification obligations directly or indirectly relating to or arising out of any breach or inaccuracy of any representation and warranty under any of the Fundamental Representations, the Extended Survival Representations, or to Stockholder’s indemnification obligation set forth in Section 5.4.
Section 7.3 Indemnification by Parent. (a) Parent and the Company hereby agree that from and after the Closing they shall, jointly and severally, indemnify, defend and hold harmless Stockholder, its Affiliates and their respective directors, officers, stockholders, partners, members and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Stockholder Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Stockholder Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) subject to Section 7.3(b), any breach or inaccuracy of any representation or warranty made by Parent contained in this Agreement for the period such representation or warranty survives, (ii) any material breach of a covenant or agreement of Parent contained in this Agreement, and (iii) any material breach of any covenant or agreement of the Company occurring after the Closing.

(b) Except with respect to fraud, willful misconduct and any breach or inaccuracy of any Fundamental Representation, from and after the Closing Parent and the Company shall not be liable to the Stockholder Indemnified Parties for any Losses with respect to the matters referred to in Section 7.3(a)(i), with respect to any individual claim or related claims unless such claim or claims, as applicable, involve Losses in excess of $10,000 (and such item or related items involving Losses equal to or less than $10,000 shall not be applied or consolidated for calculating the Deductible or the Cap), and unless the Losses therefrom exceed the Deductible and then only for Losses in excess of that amount and up to the Cap. Notwithstanding the foregoing, this Section 7.3(b) does not apply to indemnification obligations directly or indirectly relating to or arising out of any breach or inaccuracy of any of the Fundamental Representations.
Section 7.4 Indemnification by the Company. The Company hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Stockholder Indemnified Parties from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Stockholder Indemnified Parties, whether in respect of Third-Party Claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any material breach of any covenant or agreement of the Company set forth in Sections 5.1, 5.5, 5.6, 5.7 and 5.9 occurring after the Closing, (ii) the Company Liabilities and (iii) the Business Assets, the Business or the Applicable Employees to the extent attributable to the operation or ownership of the Business Assets or the Business or the employment of the Applicable Employees, in each case, following the Closing.
Section 7.5 Third-Party Claim Indemnification Procedures. (a) In the event that any written claim or demand for which an indemnifying Party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by Legal Proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim; provided that in order to assume the defense of such Third-Party Claim, the Indemnifying Party in a writing signed by such Indemnifying Party agrees to be responsible for a substantial portion of such Losses relating to such Third-Party Claim and that the Indemnifying Party will provide indemnification to the Indemnified Party with respect to such substantial portion of the Losses relating to the Third Party Claim.
(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate Legal Proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnifying Party shall defend such Third-Party Claim. The Indemnified Party may participate in any such defense at its expense; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (i) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in the first sentence of Section 7.5(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent Order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have a Material Adverse Effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.
(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as a result of the Indemnified Party’s election to defend the Third-Party Claim as provided in Section 7.5(b) or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim in such circumstance. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
Section 7.6 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. In the event that the Indemnifying Party does not deliver a response within such 30 day period, the Indemnifying Party shall be deemed to have accepted the Direct Claim and agreed that the amount or estimated amount of Losses shall be promptly paid by the Indemnifying Party. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.
Section 7.7 Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for (i) any Losses that are not direct, actual damages or (ii) any punitive, special or speculative damages, in each case, unless such Losses are paid pursuant to a Third-Party Claim.
Section 7.8 Adjustments to Losses. (a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim or the Direct Claim, net of any actual costs, expenses or premiums (including any increase in premiums exclusively and demonstrably attributable to insurance claims relating to such Loss) incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. Each Indemnified Party shall use reasonable best efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses to the same extent that such Indemnified Party would if such Loss were not subject to indemnification hereunder.
(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized through a reduction in Taxes otherwise due (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the Party claiming such Loss, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto.
(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss.
(d) Materiality. For purposes of determining whether a representation, warranty, covenant or agreement has been breached, limitations or qualifications as to dollar amount or materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or agreement shall not be disregarded, but if it is determined that an item, event or other matter creates such a breach, then the amount of any Loss arising from such breach of such representation, warranty, covenant or agreement and related to such item, event or other matter shall be determined without regard to any limitation or qualification as to dollar amount or materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or agreement, it being understood that any materiality limitations (A) that describe the contents of a Schedule shall not be disregarded for purposes of the matters required to be disclosed thereon and (B) shall not be disregarded for purposes of the Historical Financial Statements and fairly representing the financial condition and results of operations and cash flows of any entity or business.
(e) Losses Related to Tax Representations. In connection with any indemnification obligation arising from any breach or inaccuracy or misrepresentation of Section 3.18, any Loss arising from actions taken by the Companies following the Closing to the extent relating to Taxes for the period after the Closing shall be excluded.

Section 7.9 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII (the “Indemnity Amount”), by wire transfer of immediately available funds, within a reasonable period of time following receipt from an Indemnified Party of a bill, together with reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party an amount in cash equal to the Indemnity Amount by wire transfer of immediately available funds no later than five Business Days following any final determination of the Indemnity Amount and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. Notwithstanding anything to the contrary contained herein, if an indemnity payment is to be made to Parent hereunder for a Loss incurred by the Company, then the amount to be paid to Parent for such Loss will be reduced to take into account Stockholder’s ownership of the Company.
Section 7.10 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2, 7.3 or 7.4 shall be treated as adjustments to the Merger Consideration for Tax purposes.
Section 7.11 Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.
Section 7.12 Remedies. (a) Following the Closing, except (a) with respect to a claim to enforce this Article VII, (b) with respect to fraud or willful misconduct or (c) as may be otherwise contemplated by Section 2.3 or 9.1, the rights and remedies of Stockholder, the Company and Parent under this Article VII are exclusive and in lieu of any and all other rights and remedies that Stockholder, the Company and Parent may have under this Agreement or otherwise against each other with respect to the Transactions; provided that for the avoidance of doubt, nothing in this Section 7.12 is intended to limit any rights the parties have under the Ancillary Agreements. The express written waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall foreclose the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.
(b) Notwithstanding anything to the contrary in this Agreement, any Internal Reorganization Agreement or any Ancillary Agreement, to the extent the Company or Parent is entitled to a claim for indemnification hereunder with respect to a set of facts and circumstances and the same or substantially similar facts and circumstances give rise to a claim for indemnification or other remedy (including service credits) by Stockholder or its Affiliates against any of the Companies under the Amended & Restated Master Services Agreement (including Sections 7.1, 7.5(a) and 10 of the Amended & Restated Master Services Agreement, or any other Ancillary Agreement, Internal Reorganization Document, Stockholder and its Representatives shall not be entitled to such indemnification or other remedy under such document.
(c) Stockholder, Parent and the Company agree and acknowledge that none of the debt financing sources (or their affiliates, successors or assigns) shall be liable for any indirect, special, punitive or consequential damages in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VIII
TERMINATION
Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by written agreement of Parent, Merger Sub, Stockholder and the Company;
(b) by either Parent or Stockholder, by giving written notice of such termination to the other Parties, if the Closing shall not have occurred on or before December 17, 2010 (the “Termination Date”) so long as the terminating Party is not in material breach of its obligations under this Agreement;

(c) by Parent or Stockholder if any federal, state or Commonwealth court of competent jurisdiction or other federal, state or Commonwealth Government Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by Section 2.1 and such Order or other action shall have become final and non-appealable;
(d) by Stockholder, by giving written notice of such termination to Parent, if (i) there has been a material breach of the representations, warranties, covenants or agreements of Parent or Merger Sub contained in this Agreement that
(x) would result in the failure of the conditions set forth in Section 6.3(a) or Section 6.3(b) and (y) cannot be cured prior to the Termination Date; provided that Stockholder shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Stockholder is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(e) by Parent, by giving written notice of such termination to Stockholder, if there has been a material breach of the representations, warranties, covenants or agreements of Stockholder contained in this Agreement that (i) would result in the failure of the condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) cannot be cured prior to the Termination Date.
(f) Between 7:00 pm on July 29 and 7:00 pm on August 5, 2010, by either Parent or Stockholder if either party shall not be reasonably satisfied with the terms and conditions of the New Service Addenda and the documents referred to in Section 5.17 prior to such time.
Section 8.2 Effect of Termination.
(a) In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the Parties contained in this Section 8.2 and in Sections 9.2, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.13 and 9.14 (and any related definitional provisions set forth in Article I), as applicable, and except that nothing in this Section 8.2(a) shall relieve any Party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.
(b) In the event that this Agreement is terminated (i) pursuant to Section 8.1(b), at such time all the conditions set forth in Section 6.1 (other than Section 6.1(e)) and Section 6.2 (other than Section 6.2(c) to the extent that forms of Ancillary Agreements to be finalized pursuant to Sections 5.17 and 5.18 have been agreed between Parent and Stockholder, and it being understood that for purposes of Section 6.2(d), such certificate may be delivered within three Business Days following such termination as if the date of such termination was the Closing Date) shall have been satisfied and the Debt Financing shall not have been consummated or (ii) after September 1, 2010, pursuant to Section 8.1 (d) in connection with a material breach of a material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act by Parent or Merger Sub with the actual knowledge that the taking of such act would cause a breach of this Agreement (a “Willful Breach”), then Parent shall pay or cause to be paid, by wire transfer of immediately available funds, $30 million (the “Parent Termination Fee”) to Stockholder no later than two Business Days after termination of this Agreement pursuant to Section 8.1(b). The right to so terminate and receive such Parent Termination Fee (and reimbursement of such costs and expenses and payment of interest as provided for in this Section 8.2(b)) and the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of Stockholder and its Affiliates following any termination of this Agreement in accordance with its terms as against Parent, Merger Sub, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the parties to the Debt Financing Letters and their affiliates, successors and assigns), managers, general or limited partners or assignees (each a “Released Related Party” and collectively, the “Released Related Parties”); provided that, nothing herein shall limit, prior to the termination of this Agreement in accordance with its terms, the ability of any party hereto to seek specific performance under this Agreement. Upon payment of such amount, no Person shall have any rights or claims against any of the Released Related Parties or any Released Related Party of any Released Related Party under this Agreement, the Guarantee, the Equity Commitment Letter or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Released Related Parties or any Released Related Party of any Released Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. In no event shall the Company or Parent be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.1. Notwithstanding anything herein to the contrary, if Parent or Merger Sub makes a bona fide written proposal to Stockholder for alternate financing of the cash amounts required to consummate the Transactions consistent with Section 5.11(e), which proposal may include debt or equity financing to be provided by Affiliates of Parent or by a third party, and Stockholder does not accept such proposal within 3 Business Days after the proposal is made, then no Parent Termination Fee will be payable hereunder.
(c) Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Stockholder would not enter into this Agreement. Accordingly, if Parent fails to promptly pay the amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Stockholder commences a suit that results in a judgment against Parent for the Parent Termination Fee or any portion thereof, Parent shall pay to Stockholder interest on the amount of the Parent Termination Fee or portion thereof ordered to be paid by a court at a rate per annum equal to 5% from the date such payment was required to be made through the date of payment of the Parent Termination Fee.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Specific Performance. The Parties agree that irreparable damage would occur and no adequate remedy at law would exist in the event that any of the covenants or agreements (including Parent’s and Merger Sub’s obligation to effect the Closing) contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of any covenants or agreements contained in this Agreement and to enforce specifically any terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such Party is entitled at law or in equity. Notwithstanding anything to the contrary contained herein, Stockholder hereby acknowledges and agrees that it shall not have any right to enforce specifically the obligation of Parent and Merger Sub to effect the Closing in the event that the Parent Termination Fee is payable by Parent pursuant to Section 8.2(b) hereof. Notwithstanding anything to the contrary contained herein, Stockholder hereby acknowledges and agrees that it shall not have the right to specifically enforce the obligation of Parent and Merger Sub to effect the Closing unless the Debt Financing has been funded or will be funded at Closing if the Equity Financing is funded at Closing.
Section 9.2 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
To Parent or Merger Sub:
AP Carib Holding, Ltd.
c/o Apollo Management
VII, L.P. 9 West 57th Street, 43rd Floor
New York, New York 10019
Telephone:         (212) 515-3202
Email:         becker@apollolp.com
Attention:         Marc Becker
with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Telephone:         (212) 872-8112
Telecopy:         (212) 872-1002
Email:         aweinstein@akingump.com
Attention:         Adam Weinstein, Esq.

To Stockholder:
Popular, Inc.
209 Ave. Muñoz Rivera
Hato Reyes, Puerto Rico 00918
Telephone: (787) 758-7208
Telecopy: (787) 754-4984
Email: rcarrion@bppr.com
Attention: Richard L. Carrión
CEO & President
copy to: Ignacio Alvarez, Esq.
Executive Vice President &
General Counsel igalvarez@bppr.com
with copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone: (212) 558-4000
Telecopy: (212) 291-9156
Email: toumeyd@sullcrom.com
Attention: Donald J. Toumey

To the Company:
Evertec, Inc.
Carr #176, Km 1.3
Cupey Bajo, Rio Piedras Puerto Rico 00926
P.O. Box 364527
San Juan, Puerto Rico 00936-4527
Telephone: (787) 759-9999
Telecopy: (787) 250-7356
Email: fvillamil@evertecinc.com
Attention: Felix Villamil President
Copy to: Luisa Wert, Esq.
lwert@evertecinc.com
with copies to each of Parent and Stockholder as set forth above.
Section 9.3 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, Merger Sub, the Company and Stockholder, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in Article VII.
Section 9.4 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each other Party, except as provided in Section 9.6, and any purported assignment or delegation in violation hereof shall be null and void; provided, however, that (i) Parent shall be permitted, without the consent of Stockholder or the Company, to assign any of its rights and obligations under this Agreement to any of its Subsidiaries or Affiliates or to any financing source for security purposes, and the enforcement of all rights and remedies that Parent has against Stockholder or the Company; provided that, notwithstanding any such assignment, Parent shall remain responsible for all of its obligations pursuant to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, Merger Sub, Stockholder, the Company, the Indemnified Parties, the Released Related Parties or any

Released Related Party of a Released Related Party and their respective successors, legal representatives and permitted assigns any rights or remedies under or by reason of this Agreement.
Section 9.5 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), and the Ancillary Agreements contain the entire understanding between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement.
Section 9.6 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 9.7 Public Disclosure. Notwithstanding anything to the contrary contained herein, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or the Transactions unless specifically approved in advance by Stockholder and Parent, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any applicable Self- Regulatory Organization (in which case a copy of such press release, announcement or communication shall be provided to the other Parties in advance, to the extent reasonably practicable) , in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
Section 9.8 Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses. The Company shall pay or reimburse all the Parent Transaction Expenses and the Stockholder Transaction Expenses.
Section 9.9 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any stockholder, director, officer, employee, authorized representative or agent of Parent or Stockholder.
Section 9.10 Schedules. The disclosure of any matter in the Stockholder Disclosure Schedule with respect to Article III or in the Parent Disclosure Schedule with respect to Article IV shall be deemed to be a disclosure on all other Schedules to Article III or Article IV, respectively, to which such matter may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other Sections thereof to which such information is responsive.
Section 9.11 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. Except for the mechanics of the Merger that shall be governed and construed in accordance with the Commonwealth Law, this Agreement shall be governed and construed in accordance with the Laws of Delaware, in each case without regard to any conflict of law rules of the Commonwealth or Delaware, as the case may be, that would apply the laws of a different jurisdiction. Each Party agrees that it shall bring any action or Legal Proceeding in respect of any claim arising out of or related to this Agreement or the Transactions or involving any Released Related Party or any Released Related Party of a Released Related Party, exclusively in any federal court located in the State of Delaware or any Delaware state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transactions or involving any Released Related Party or any Released Related Party of a Released Related Party (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or Legal Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party or Released Related Party or any Released Related Party of a Released Related Party and (iv) agrees that service of process upon such Party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 9.2. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION PERMITTED UNDER THIS SECTION 9.11. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND

HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 9.13 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
Section 9.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, however, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable Law.
Section 9.15 Reliance. Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement that have been or are made in favor of such party, notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto.
IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.
POPULAR, INC.
By: /s/ Jorge A. Junquera
Name: Jorge A. Junquera
Title: Senior Executive Vice President

EVERTEC, INC
By: /s/ Felix M. Villamil
Name: Felix M. Villamil
Title: President

AP CARIB HOLDINGS, LTD.
By: Apollo Management VII, L.P., its sole director
By: AIF VII Management, LLC, its general partner
By: /s/ Mark Becker
Name: Mark Becker
Title: Vice President

CARIB ACQUISITION, INC.
By: /s/ Scott Ross
Name: Scott Ross
Title: Secretary and Treasurer